                                                                     EXHIBIT 2.1



                     AGREEMENT AND PLAN OF REORGANIZATION

                                 BY AND AMONG

                                 NETIQ CORP.,

                           PLANET ACQUISITION CORP.

                                      AND

                        MISSION CRITICAL SOFTWARE INC.

                         Dated as of February 26, 2000

                               TABLE OF CONTENTS
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                                                                                                               Page
                                                                                                               ----
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ARTICLE I THE MERGER..........................................................................................    2

     1.1       The Merger.....................................................................................    2
     1.2       Effective Time; Closing........................................................................    2
     1.3       Effect of the Merger...........................................................................    2
     1.4       Formation of Merger Sub; Certificate of Incorporation and Bylaws of Surviving Corporation......    3
     1.5       Board of Directors; Officers...................................................................    3
     1.6       Headquarters...................................................................................    5
     1.7       Effect on Capital Stock........................................................................    5
     1.8       Surrender of Certificates......................................................................    6
     1.9       No Further Ownership Rights in MCS Common Stock................................................    8
     1.10      Lost, Stolen or Destroyed Certificates.........................................................    8
     1.11      Tax Consequences...............................................................................    8
     1.12      Taking of Necessary Action; Further Action.....................................................    8

ARTICLE II REPRESENTATIONS AND WARRANTIES OF MCS..............................................................    9

     2.1       Organization of MCS............................................................................    9
     2.2       MCS Capital Structure..........................................................................    9
     2.3       Obligations With Respect to Capital Stock......................................................   10
     2.4       Authority......................................................................................   10
     2.5       SEC Filings; MCS Financial Statements..........................................................   11
     2.6       Absence of Certain Changes or Events...........................................................   12
     2.7       Taxes..........................................................................................   13
     2.8       MCS Intellectual Property......................................................................   14
     2.9       Compliance; Permits; Restrictions..............................................................   17
     2.10      Litigation.....................................................................................   17
     2.11      Brokers' and Finders' Fees.....................................................................   17
     2.12      Employee Benefit Plans.........................................................................   17
     2.13      Absence of Liens and Encumbrances..............................................................   20
     2.14      Environmental Matters..........................................................................   20
     2.15      Labor Matters..................................................................................   20
     2.16      Agreements, Contracts and Commitments..........................................................   20
     2.17      Statements; Proxy Statement/Prospectus.........................................................   22
     2.18      Board Approval.................................................................................   23
     2.19      State Takeover Statutes........................................................................   23
     2.20      Fairness Opinion...............................................................................   23

ARTICLE III REPRESENTATIONS AND WARRANTIES OF NETIQ AND MERGER SUB............................................   23

     3.1       Organization of NetIQ..........................................................................   23


                               TABLE OF CONTENTS
                                  (continued)

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     3.2       NetIQ Capital Structure........................................................................   24
     3.3       Obligations With Respect to Capital Stock......................................................   24
     3.4       Authority......................................................................................   25
     3.5       SEC Filings; NetIQ Financial Statements........................................................   26
     3.6       Absence of Certain Changes or Events...........................................................   27
     3.7       Taxes..........................................................................................   27
     3.8       NetIQ Intellectual Property....................................................................   28
     3.9       Compliance; Permits; Restrictions..............................................................   30
     3.10      Litigation.....................................................................................   31
     3.11      Brokers' and Finders' Fees.....................................................................   31
     3.12      Employee Benefit Plans.........................................................................   31
     3.13      Absence of Liens and Encumbrances..............................................................   33
     3.14      Environmental Matters..........................................................................   33
     3.15      Labor Matters..................................................................................   34
     3.16      Agreements, Contracts and Commitments..........................................................   34
     3.17      Statements; Proxy Statement/Prospectus.........................................................   35
     3.18      Board Approval.................................................................................   36
     3.19      State Takeover Statutes........................................................................   36
     3.20      Fairness Opinion...............................................................................   36

ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME................................................................   36

     4.1       Conduct of Business............................................................................   36

ARTICLE V ADDITIONAL AGREEMENTS...............................................................................   40

     5.1       Proxy Statement/Prospectus; Registration Statement; Other
               Filings........................................................................................   40
     5.2       Meetings of Stockholders.......................................................................   41
     5.3       Access to Information; Confidentiality.........................................................   43
     5.4       No Solicitation................................................................................   43
     5.5       Public Disclosure..............................................................................   47
     5.6       Legal Requirements.............................................................................   47
     5.7       Third Party Consents...........................................................................   47
     5.8       FIRPTA.........................................................................................   47
     5.9       Notification of Certain Matters................................................................   47
     5.10      Commercially Reasonable Efforts and Further Assurances.........................................   48
     5.11      Stock Options; Employee Stock Purchase Plans...................................................   48
     5.12      Form S-8.......................................................................................   49
     5.13      Service Credit.................................................................................   49
     5.15      Tax-Free Reorganization........................................................................   49
     5.16      Nasdaq Listing.................................................................................   49
     5.17      Action by Boards of Directors..................................................................   49
     5.18      MCS Affiliate Agreement........................................................................   50


                               TABLE OF CONTENTS
                                  (continued)

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     5.19      Regulatory Filings; Reasonable Efforts.........................................................   50
     5.20      Rights Under the LOI...........................................................................   50

ARTICLE VI CONDITIONS TO THE MERGER...........................................................................   51

     6.1       Conditions to Obligations of Each Party to Effect the Merger...................................   51
     6.2       Additional Conditions to Obligations of MCS....................................................   51
     6.3       Additional Conditions to the Obligations of NetIQ and
               Merger Sub.....................................................................................   52

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER.................................................................   53

     7.1       Termination....................................................................................   53
     7.2       Notice of Termination; Effect of Termination...................................................   55
     7.3       Fees and Expenses..............................................................................   55
     7.4       Amendment......................................................................................   57
     7.5       Extension; Waiver..............................................................................   57

ARTICLE VIII GENERAL PROVISIONS...............................................................................   58

     8.1       Non-Survival of Representations and Warranties.................................................   58
     8.2       Notices........................................................................................   58
     8.3       Interpretation; Knowledge......................................................................   59
     8.4       Counterparts...................................................................................   60
     8.5       Entire Agreement...............................................................................   60
     8.6       Severability...................................................................................   60
     8.7       Other Remedies; Specific Performance...........................................................   60
     8.8       Governing Law..................................................................................   60
     8.9       Rules of Construction..........................................................................   60
     8.10      Assignment.....................................................................................   61
     8.11      WAIVER OF JURY TRIAL...........................................................................   61

                     AGREEMENT AND PLAN OF REORGANIZATION

     This AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of February 26, 2000 among NetIQ Corp., a Delaware corporation ("NetIQ"), Planet Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of NetIQ ("Merger Sub"), and Mission Critical Software Inc., a Delaware corporation ("MCS").

                                   RECITALS
                                   --------

     A. Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law ("Delaware Law"), NetIQ and MCS will enter into a business combination transaction pursuant to which Merger Sub will merge with and into MCS (the "Merger").

     B. The Board of Directors of NetIQ (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of NetIQ and fair to, advisable and in the best interests of, NetIQ and its stockholders,
(ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) has determined to recommend that the stockholders of NetIQ vote to approve the issuance of shares of NetIQ Common Stock (as defined below) to the stockholders of MCS pursuant to the terms of the Merger.

     C. The Board of Directors of MCS (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of MCS and fair to, advisable and in the best interests of, MCS and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) has determined to recommend the approval of this Agreement and the Merger by the stockholders of MCS.

     D. Concurrently with the execution of this Agreement, and as a condition and inducement to NetIQ's and MCS's willingness to enter into this Agreement, NetIQ shall execute and deliver a Stock Option Agreement in favor of MCS in substantially the form attached hereto as Exhibit A (the "NetIQ Stock Option
                                          ---------
Agreement") and MCS shall execute and deliver a Stock Option Agreement in favor of NetIQ in substantially the form attached hereto as Exhibit B (the "MCS Stock
                                                      ---------
Option Agreement" and, together with the NetIQ Stock Option Agreement, the "Stock Option Agreements"). The Board of Directors of NetIQ and MCS have each approved the Stock Option Agreements.

     E. Concurrently with the execution of this Agreement, and as a condition and inducement to NetIQ's and MCS's willingness to enter into this Agreement, certain affiliates of NetIQ shall enter into a Voting Agreement in substantially the form attached hereto as Exhibit C (the "NetIQ Voting Agreements"), and
                            ---------
certain affiliates of MCS shall enter into a Voting Agreement in substantially the form attached hereto as Exhibit D (the "MCS Voting Agreements" and,
                            ---------
collectively with the NetIQ Voting Agreements, the "Voting Agreements").

     F. NetIQ, MCS and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

     G. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

     H. MCS is contemporaneously entering into a letter of intent (the "LOI"), which contemplates MCS's acquisition of Gannymede Software, Inc. The Board of Directors of MCS has determined that the transactions contemplated by the LOI are consistent with and in furtherance of its long-term business strategy.

     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE I
                                  THE MERGER

     1.1  The Merger.  At the Effective Time (as defined in Section 1.2) and
          ----------
subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into MCS, the separate corporate existence of Merger Sub shall cease and MCS shall continue as the surviving corporation. MCS as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

     1.2  Effective Time; Closing.  Subject to the provisions of this Agreement,
          -----------------------
the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger (the "Certificate of Merger") with the Secretary of State of Delaware in accordance with the relevant provisions of Delaware Law (the time of such filing (or such later time as may be agreed in writing by the parties and specified in the Certificate of Merger) being the "Effective Time") as soon as practicable on or after the Closing Date (as herein defined). The closing of the Merger (the "Closing") shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the "Closing Date").

     1.3  Effect of the Merger.  At the Effective Time, the effect of the Merger
          --------------------
shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of MCS and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of MCS and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     1.4  Formation of Merger Sub; Certificate of Incorporation and Bylaws of
          -------------------------------------------------------------------
Surviving Corporation.
---------------------

          (a) Prior to the Effective Time, MCS and NetIQ agree to take such action as is necessary to amend this Agreement to add Merger Sub as a party. NetIQ agrees to take such action as is necessary to cause Merger Sub to perform the various covenants and agreements contained herein which are contemplated herein to be performed by Merger Sub. Any covenants or agreements of Merger Sub contained herein shall be binding on such entity as of the time such entity becomes a party to this Agreement.

          (b) The Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation; provided, however, that the name of the Surviving Corporation shall be changed to Mission Critical Software Inc.

          (c) The Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter amended.

          (d) At the Effective Time, NetIQ shall take all necessary actions to change its name to such name as shall be agreed by MCS and NetIQ.

     1.5  Board of Directors; Officers.
          ----------------------------

          (a) At or prior to the Effective Time, each of MCS and NetIQ agrees to take such action as is necessary to cause the number of directors comprising the full Board of Directors of NetIQ to be nine (9) persons, including (i) four of the current members of NetIQ's Board of Directors (or, if fewer than four of the current members of NetIQ's Board of Directors are available or willing to serve as a director of NetIQ after the Effective Time, such replacement directors as may be nominated by the remaining members of NetIQ's Board of Directors in accordance with the Bylaws of NetIQ) (the "NetIQ Designees"), (ii) four of MCS's current directors nominated by MCS (or, if fewer than four of the current members of MCS's Board of Directors are available or willing to serve as a director of NetIQ after the Effective Time, such replacement directors as may be nominated by the remaining directors of MCS) (the "MCS Designees") and (iii) one additional independent director either (A) mutually selected by the Chairman of MCS and the Chief Executive Officer of NetIQ at or prior to the Effective Time or (B) selected by the Committee (as defined in Section 1.5(b)) after the Effective Time (the "Joint Designee").

          (b) At the Effective Time, NetIQ's Board of Directors shall constitute a Compensation and Nominating committee (the "Committee"), which shall include four members, of whom two shall be MCS Designees (who shall be designated by Mr. Michael Bennett as Chairman of NetIQ after the Effective Time) and two shall be NetIQ Designees (who shall be designated by Mr. Ching-Fa Hwang as Chief Executive Officer of NetIQ after the Effective Time). The Committee shall have the customary responsibilities of the compensation committee of a publicly owned company, and shall in addition have the responsibility for recommending to the NetIQ Board of Directors the renomination of incumbent directors and the nomination of new candidates.

          (c) At or prior to the Effective Time, NetIQ shall take all necessary action to assure that the MCS Designees and the Joint Designee, if then designated, shall be appointed to the Board of Directors of NetIQ, and shall be directors of NetIQ as of the Effective Time.

          (d) The NetIQ Board of Directors shall be classified so that each of the three classes contains at least one MCS Designee and at least one NetIQ Designee, and so that the Joint Designee is in the class to be elected at the next annual meeting of NetIQ.

          (e) From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of the Surviving Corporation shall be the same as those of NetIQ, and
(ii) the directors of subsidiaries of NetIQ and MCS shall be such persons who were serving in such capacities immediately prior to the Effective Time.

          (f) From and after the Effective Time, and until successors are duly elected or appointed and qualified in accordance with applicable law, the following persons shall hold the titles indicated at NetIQ and shall serve at the pleasure of the Board of Directors of NetIQ:

     Executive Chairman       Michael Bennett

     Chief Executive Officer  Ching-Fa Hwang

     Chief Operating Officer  Steve Odom

     Chief Financial Officer  James Barth

     Chief Technical Officer  Tom Bernhardt

     These persons shall also hold the same offices in the Surviving Corporation. Other management positions of NetIQ shall be determined by agreement between Mr. Bennett and Mr. Hwang in consultation with their respective boards of directors. In the absence of such agreement, the positions will be filled by the Board of Directors of NetIQ after the Effective Time.

          (g) At or prior to the Effective Time, NetIQ will amend its Bylaws to delineate the responsibilities associated with the positions described in the prior paragraph in accordance with the joint recommendation of Mr. Bennett and Mr. Hwang. In particular, the description of the role of Executive Chairman shall reflect the parties' agreement that it shall be a full-time position with active operational responsibilities determined from time to time by the Board of Directors in consultation with the Chief Executive Officer.

          (h) From and after the Effective Time, the existing officers of the subsidiaries of NetIQ and MCS shall continue to serve in such capacities at the pleasure of their respective boards of directors.

          (i) The Board of Directors of NetIQ after the Effective Time shall use its best efforts to preserve the proportion and classification of NetIQ and MCS Designees on the Board of Directors of NetIQ and the Committee as described in this Section 1.5 for a period of three years from the Effective Time.

     1.6  Headquarters.  Following the Effective Time, the headquarters of
          ------------
NetIQ and the Surviving Corporation shall be maintained at the current headquarters of NetIQ.

     1.7  Effect on Capital Stock.  Subject to the terms and conditions of this
          -----------------------
Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, MCS or the holders of any of the following securities, the following shall occur:

          (a)  Conversion of MCS Common Stock.  Each share of Common Stock,
               ------------------------------
$0.001 par value per share, of MCS (the "MCS Common Stock") issued and outstanding immediately prior to the Effective Time (other than any shares of MCS Common Stock to be canceled pursuant to Section 1.7(b)) will be canceled and extinguished and automatically converted (subject to Sections 1.7(e) and (f)) into the right to receive 0.9413 (the "Exchange Ratio") shares of Common Stock, par value $0.001 per share, of NetIQ (the "NetIQ Common Stock") upon surrender of the certificate representing such share of MCS Common Stock in the manner provided in Section 1.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.10).

          (b)  Cancellation of NetIQ-Owned Stock.  Each share of MCS Common
               ---------------------------------
Stock held in the treasury of MCS or owned by Merger Sub, NetIQ or any direct or indirect wholly-owned subsidiary of MCS or of NetIQ immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

          (c)  Stock Options; Employee Stock Purchase Plan.  At the Effective
               -------------------------------------------
Time, all options to purchase MCS Common Stock then outstanding under MCS's 1997 Stock Option Plan and 1999 Director Option Plan (collectively, the "MCS Stock Option Plans") shall be assumed by NetIQ in accordance with Section 5.11 hereof. At the Effective Time, in accordance with the terms of MCS's 1999 Employee Stock Purchase Plan (the "MCS ESPP"), all rights to purchase shares of MCS Common Stock under the MCS ESPP shall be converted (in accordance with the Exchange Ratio) into rights to purchase shares of NetIQ Common Stock (with the number of shares rounded down to the nearest whole share and the purchase price rounded up to the nearest whole cent) and all such converted rights shall be assumed by NetIQ and the offering periods in effect under the MCS ESPP immediately prior to the Effective Time shall be continued substantially in accordance with the terms of the MCS ESPP until the end of the offering periods in effect as of the Effective Time.

          (d)  Capital Stock of Merger Sub.  Each share of Common Stock, $0.001
               ---------------------------
par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock, $0.001 par value, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

          (e)  Adjustments to Exchange Ratio.  The Exchange Ratio shall be
               -----------------------------
adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into NetIQ Common Stock or MCS Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to NetIQ Common Stock or MCS Common Stock occurring on or after the date hereof and prior to the Effective Time.

          (f)  Fractional Shares.  No fraction of a share of NetIQ Common Stock
               -----------------
will be issued by virtue of the Merger, but in lieu thereof each holder of shares of MCS Common Stock who would otherwise be entitled to a fraction of a share of NetIQ Common Stock (after aggregating all fractional shares of NetIQ Common Stock to be received by such holder) shall receive from NetIQ an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (i) such fraction, multiplied by (ii) the average closing price of one share of NetIQ Common Stock for the five (5) most recent days that NetIQ Common Stock has traded ending on the trading day immediately prior to the Effective Time, as reported on the Nasdaq National Market System ("Nasdaq").

     1.8  Surrender of Certificates.
          -------------------------

          (a)  Exchange Agent.  NetIQ shall select an institution reasonably
               --------------
satisfactory to MCS to act as the exchange agent (the "Exchange Agent") in the Merger.

          (b)  NetIQ to Provide Common Stock.  Promptly after the Effective
               -----------------------------
Time, NetIQ shall make available to the Exchange Agent for exchange in accordance with this Article I, the shares of NetIQ Common Stock issuable pursuant to Section 1.7 in exchange for outstanding shares of MCS Common Stock, and cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.7(f) and any dividends or distributions to which holders of shares of MCS Common Stock may be entitled pursuant to Section 1.8(d).

          (c)  Exchange Procedures.  Promptly after the Effective Time, NetIQ
               -------------------
shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of MCS Common Stock whose shares were converted into the right to receive shares of NetIQ Common Stock pursuant to Section 1.7, cash in lieu of any fractional shares pursuant to Section 1.7(f) and any dividends or other distributions pursuant to Section 1.8(d), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as NetIQ may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of NetIQ Common Stock, cash in lieu of any fractional shares pursuant to Section 1.7(f) and any dividends or other distributions pursuant to Section 1.8(d). Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by NetIQ, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of NetIQ Common Stock, payment in lieu of fractional shares which such holders have the right to receive pursuant to Section 1.7(f) and any dividends or distributions payable pursuant to Section 1.8(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, subject to Section 1.8(d) as to the payment of dividends, to evidence the ownership of the number of full shares of NetIQ Common Stock into which such shares of MCS Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.7(f) and any dividends or distributions payable pursuant to
Section 1.8(d).

          (d)  Distributions With Respect to Unexchanged Shares.  No dividends
               ------------------------------------------------
or other distributions declared or made after the date of this Agreement with respect to NetIQ Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of NetIQ Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, without interest, certificates representing whole shares of NetIQ Common Stock issued in exchange therefor along with payment in lieu of fractional shares pursuant to Section 1.7(f) hereof and the amount of any such dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of NetIQ Common Stock.

          (e)  Transfers of Ownership.  If certificates for shares of NetIQ
               ----------------------
Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to NetIQ or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates for shares of NetIQ Common Stock in any name other than that of the registered holders of the Certificates surrendered, or established to the satisfaction of NetIQ or any agent designated by it that such tax has been paid or is not payable.

          (f)  No Liability.  Notwithstanding anything to the contrary in this
               ------------
Section 1.8, neither the Exchange Agent, NetIQ, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of NetIQ Common Stock or MCS Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

     1.9  No Further Ownership Rights in MCS Common Stock.  All shares of NetIQ
          -----------------------------------------------
Common Stock issued in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 1.7(f) and 1.8(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of MCS Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of MCS Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

     1.10 Lost, Stolen or Destroyed Certificates.  In the Exchange Agent shall
          --------------------------------------
issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of NetIQ Common Stock, cash for fractional shares, if any, as may be required pursuant to
Section 1.7(f) and any dividends or distributions payable pursuant to Section 1.8(d); provided, however, that NetIQ may, in its discretion and as a condition
        --------  -------
precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against NetIQ or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

     1.11 Tax Consequences.  It is intended by the parties hereto that the
          ----------------
Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

     1.12 Taking of Necessary Action; Further Action.  If, at any time after the
          ------------------------------------------
Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of MCS and Merger Sub, the officers and directors of MCS and Merger Sub will take all such lawful and necessary action.

                                  ARTICLE II
                     REPRESENTATIONS AND WARRANTIES OF MCS

     MCS represents and warrants to NetIQ and Merger Sub, subject to the exceptions specifically disclosed in writing in the disclosure letter supplied by MCS to NetIQ (the "MCS Schedules"), as follows:

     2.1  Organization of MCS.
          -------------------

          (a) MCS and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; has the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted and as proposed to be conducted; and is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect (as defined in Section 8.3) on MCS.

          (b) MCS has delivered to NetIQ a true and complete list of all of MCS's subsidiaries, indicating the jurisdiction of incorporation of each subsidiary and MCS's equity interest therein.

          (c) MCS has delivered or made available to NetIQ a true and correct copy of the Certificate of Incorporation and Bylaws of MCS and similar governing instruments of each of its material subsidiaries, each as amended to date, and each such instrument is in full force and effect. Neither MCS nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent governing instruments.

     2.2  MCS Capital Structure.  The authorized capital stock of MCS consists
          ---------------------
of 50,000,000 shares of Common Stock, par value $0.001 per share, of which there were 17,088,809 shares issued and outstanding as of February 22, 2000, and 5,000,000 shares of Preferred Stock, par value $0.001 per share, of which no shares are issued or outstanding. All outstanding shares of MCS Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of MCS or any agreement or document to which MCS is a party or by which it is bound. As of February 22, 2000, MCS had reserved an aggregate of 7,273,370 shares of MCS Common Stock, net of exercises, for issuance to employees, consultants and non-employee directors pursuant to the MCS Stock Option Plans, under which options are outstanding for an aggregate of 4,176,392 shares and under which 3,096,978 shares are available for grant as of February 22, 2000. All shares of MCS Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. Section 2.2 of the MCS Schedules lists each outstanding option to acquire shares of MCS Common Stock at February 22, 2000, the name of the holder of such option, the number of shares subject to such option, the exercise price of such option, the number of shares as to which such option will have vested at such date, the vesting schedule for such option and whether the exercisability of such option will be accelerated in any way by the transactions contemplated by this Agreement or for any other reason, and indicates the extent of acceleration, if any.

     2.3  Obligations With Respect to Capital Stock.  Except as set forth in
          -----------------------------------------
Section 2.2, there are no equity securities, partnership interests or similar ownership interests of any class of MCS, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests issued, reserved for issuance or outstanding. Except for securities MCS owns, directly or indirectly through one or more subsidiaries, there are no equity securities, partnership interests or similar ownership interests of any class of any subsidiary of MCS, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests issued, reserved for issuance or outstanding. Except as set forth in Section 2.2, there are no options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which MCS or any of its subsidiaries is a party or by which it is bound obligating MCS or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock of MCS or any of its subsidiaries or obligating MCS or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, partnership interest or similar ownership interest, call, right, commitment or agreement. There are no registration rights and, to the knowledge of MCS there are no voting trusts, proxies or other agreements or understandings with respect to any equity security of any class of MCS or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries.

     2.4  Authority.
          ---------

          (a) MCS has all requisite corporate power and authority to enter into this Agreement and the Stock Option Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and the execution and delivery of the Stock Option Agreements and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary corporate action on the part of MCS, subject only to the approval and adoption of this Agreement and the approval of the Merger by MCS's stockholders and the filing and recordation of the Certificate of Merger pursuant to Delaware Law. A vote of the holders of at least a majority of the outstanding shares of the MCS Common Stock is required for MCS's stockholders to approve and adopt this Agreement and approve the Merger. This Agreement and the MCS Stock Option Agreements have been duly executed and delivered by MCS and, assuming the due authorization, execution and delivery by NetIQ and, if applicable, Merger Sub, constitute the valid and binding obligations of MCS, enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement and the Stock Option Agreements by MCS do not, and the performance of this Agreement and the Stock Option Agreements by MCS will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of MCS or the equivalent organizational documents of any of its subsidiaries, (ii) subject to obtaining the approval and adoption of this Agreement and the approval of the Merger by NetIQ's stockholders as contemplated in Section 5.2 and compliance with the requirements set forth in Section 2.4(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to MCS or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair MCS's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of MCS or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which MCS or any of its subsidiaries is a party or by which MCS or any of its subsidiaries or its or any of their respective properties are bound or affected, except to the extent such conflict, violation, breach, default, impairment or other effect could not, in the case of clause (ii) or (iii), individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on MCS.

          (b) No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to MCS in connection with the execution and delivery of this Agreement and the Stock Option Agreements or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of a Form S-4 Registration Statement (the "Registration Statement") with the Securities and Exchange Commission ("SEC") in accordance with the Securities Act of 1933, as amended (the "Securities Act"), (ii) the filing of the Certificate of Merger with the Secretary of State of Delaware, (iii) the filing of the Proxy Statement (as defined in Section 2.18) with the SEC in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the laws of any foreign country and (v) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be material to MCS or NetIQ or have a material adverse effect on the ability of the parties to consummate the Merger.

     2.5  SEC Filings; MCS Financial Statements.
          -------------------------------------

          (a) MCS has filed all forms, reports and documents required to be filed with the SEC since August 5, 1999, and has made available to NetIQ such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that MCS may file subsequent to the date hereof) are referred to herein as the "MCS SEC Reports." As of their respective dates, the MCS SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such MCS SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of MCS's subsidiaries is required to file any forms, reports or other documents with the SEC.

          (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the MCS SEC Reports (the "MCS Financials"), including any MCS SEC Reports filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented the consolidated financial position of MCS and its subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount. The balance sheet of MCS contained in the MCS SEC Reports as of December 31, 1999 is hereinafter referred to as the "MCS Balance Sheet." Except as disclosed in the MCS Financials, neither MCS nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of MCS and its subsidiaries taken as a whole, except liabilities (i) provided for in the MCS Balance Sheet, or (ii) incurred since the date of the MCS Balance Sheet in the ordinary course of business consistent with past practices and immaterial in the aggregate.

          (c) MCS has heretofore furnished to NetIQ a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by MCS with the SEC pursuant to the Securities Act or the Exchange Act.

     2.6  Absence of Certain Changes or Events.  Since the date of the MCS
          ------------------------------------
Balance Sheet, there has not been: (i) any Material Adverse Effect on MCS, (ii) any material change by MCS in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (iii) any revaluation by MCS of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business.

     2.7  Taxes.
          -----

          (a)  Definition of Taxes. For the purposes of this Agreement, "Tax" or
               -------------------
"Taxes" refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

          (b)  Tax Returns and Audits.
               ----------------------

               (i) MCS and each of its subsidiaries have timely filed all federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to Taxes required to be filed by MCS and each of its subsidiaries with any Tax authority, except such Returns which are not material to MCS. MCS and each of its subsidiaries have paid all Taxes shown to be due on such Returns.

               (ii) MCS and each of its subsidiaries as of the Effective Time will have withheld with respect to its employees all federal and state income taxes, Taxes pursuant to the Federal Insurance Contribution Act, Taxes pursuant to the Federal Unemployment Tax Act and other Taxes required to be withheld, except such Taxes which are not material to MCS.

               (iii) Neither MCS nor any of its subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against MCS or any of its subsidiaries, nor has MCS or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

               (iv) No audit or other examination of any Return of MCS or any of its subsidiaries by any Tax authority is presently in progress, nor has MCS or any of its subsidiaries been notified of any request for such an audit or other examination.

               (v) No adjustment relating to any Returns filed by MCS or any of its subsidiaries has been proposed in writing formally or informally by any Tax authority to MCS or any of its subsidiaries or any representative thereof.

               (vi) Neither MCS nor any of its subsidiaries has any liability for any material unpaid Taxes which has not been accrued for or reserved on MCS Balance Sheet in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, which is material to MCS, other than any liability for unpaid Taxes that may have accrued since December 31, 1999 in connection with the operation of the business of MCS and its subsidiaries in the ordinary course.

               (vii) There is no contract, agreement, plan or arrangement to which MCS or any of its subsidiaries is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of MCS or any of its subsidiaries that, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code. There is no contract, agreement, plan or arrangement to which MCS is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

               (viii) Neither MCS nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by MCS or any of its subsidiaries.

               (ix) Neither MCS nor any of its subsidiaries is party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement.

               (x) None of MCS's or its subsidiaries' assets are tax exempt use property within the meaning of Section 168(h) of the Code.

     2.8  MCS Intellectual Property.  For the purposes of this Agreement, the
          -------------------------
following terms have the following definitions:

     "Intellectual Property" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world, and (viii) any similar or equivalent rights to any of the foregoing anywhere in the world.

     "MCS Intellectual Property" shall mean any Intellectual Property that is owned by, or exclusively licensed to, MCS.

     "Registered Intellectual Property" means all United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; and

(iv) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority.

     "MCS Registered Intellectual Property" means all of the Registered Intellectual Property owned by, or filed in the name of, MCS or any of its subsidiaries.

          (a) Section 2.8(a) of the MCS Schedules is a complete and accurate list of all MCS Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of MCS Registered Intellectual Property has been issued or registered.

          (b) No MCS Intellectual Property or product or service of MCS or any of its subsidiaries is subject to any proceeding or outstanding decree, order, judgment, contract, license, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by MCS or any of its subsidiaries, or which may affect the validity, use or enforceability of such MCS Intellectual Property.

          (c) MCS owns and has good and exclusive title to, or has license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted), each material item of MCS Intellectual Property or other Intellectual Property used by MCS free and clear of any lien or encumbrance (excluding licenses and related restrictions); and MCS is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the business of MCS and its subsidiaries, including the sale of any products or the provision of any services by MCS and its subsidiaries.

          (d) MCS owns exclusively, and has good title to, all copyrighted works that are MCS products or which MCS or any of its subsidiaries otherwise expressly purports to own.

          (e) To the extent that any material Intellectual Property has been developed or created by a third party for MCS or any of its subsidiaries, MCS has a written agreement with such third party with respect thereto and MCS thereby either (i) has obtained ownership of, and is the exclusive owner of, or
(ii) has obtained a license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to all such third party's Intellectual Property in such work, material or invention by operation of law or by valid assignment, to the fullest extent it is legally possible to do so.

          (f) Neither MCS nor any of its subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was material MCS Intellectual Property, to any third party.

          (g) To the knowledge of MCS, the operation of the business of MCS and its subsidiaries as such business currently is conducted, including MCS's and its subsidiaries' design, development, manufacture, marketing and sale of the products or services of MCS and its subsidiaries (including products currently under development) has not, does not and will not infringe or misappropriate the Intellectual Property of any third party or, to its knowledge, constitute unfair competition or trade practices under the laws of any jurisdiction.

          (h) Neither MCS nor any of its subsidiaries has received notice from any third party that the operation of the business of MCS or any of its subsidiaries or any act, product or service of MCS or any of its subsidiaries, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

          (i) To the knowledge of MCS, no person has or is infringing or misappropriating any MCS Intellectual Property.

          (j) MCS and each of its subsidiaries has taken reasonable steps to protect MCS's and its subsidiaries' rights in MCS's confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to MCS or any of its subsidiaries, and, without limiting the foregoing, each of MCS and its subsidiaries has and enforces a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form provided to NetIQ and all current and former employees and contractors of MCS and any of its subsidiaries have executed such an agreement, except where the failure to do so is not reasonably expected to be material to MCS.

          (k) All of MCS's and its subsidiaries' products (including products currently under development) (i) will record, store, process, calculate and present calendar dates falling on and after (and if applicable, spans of time including) January 1, 2000, and will calculate any information dependent on or relating to such dates in the same manner, and with the same functionality, data integrity and performance, as the products record, store, process, calculate and present calendar dates on or before December 31, 1999, or calculate any information dependent on or relating to such dates (collectively, "Year 2000 Compliant"), (ii) will lose no functionality with respect to the introduction of records containing dates falling on or after January 1, 2000, and (iii) will be interoperable with other products used and distributed by NetIQ that may reasonably deliver records to MCS's or any of its subsidiaries' products or receive records from MCS's or any of its subsidiaries' products, or interact with MCS's or any of its subsidiaries' products. All of MCS's or its subsidiaries' Information Technology (as defined below) is Year 2000 Compliant, and will not cause an interruption in the ongoing operations of MCS's or any of its subsidiaries' business on or after January 1, 2000. For purposes of the foregoing, the term "Information Technology" shall mean and include all software, hardware, firmware, telecommunications systems, network systems, embedded systems and other systems, components and/or services (other than general utility services including gas, electric, telephone and postal) that are owned or used by MCS or any of its subsidiaries in the conduct of their business, or purchased by MCS or any of its subsidiaries from third-party suppliers.

     2.9  Compliance; Permits; Restrictions.
          ---------------------------------

          (a) Neither MCS nor any of its subsidiaries is, in any material respect, in conflict with, or in default or violation of (i) any law, rule, regulation, order, judgment or decree applicable to MCS or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which MCS or any of its subsidiaries is a party or by which MCS or any of its subsidiaries or its or any of their respective properties is bound or affected. To the knowledge of MCS, no investigation or review by any Governmental Entity is pending or threatened against MCS or its subsidiaries, nor has any Governmental Entity indicated an intention to conduct the same. There is no material agreement, judgment, injunction, order or decree binding upon MCS or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of MCS or any of its subsidiaries, any acquisition of material property by MCS or any of its subsidiaries or the conduct of business by MCS as currently conducted.

          (b) MCS and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities which are material to the operation of the business of MCS (collectively, the "MCS Permits"). MCS and its subsidiaries are in compliance in all material respects with the terms of the MCS Permits.

     2.10 Litigation. As of the date of this Agreement, there is no action,
          ----------
suit, proceeding, claim, arbitration or investigation pending, or as to which MCS or any of its subsidiaries has received any notice of assertion nor, to MCS's knowledge, is there a threatened action, suit, proceeding, claim, arbitration or investigation against MCS or any of its subsidiaries which reasonably would be likely to be material to MCS, or which in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

     2.11 Brokers' and Finders' Fees. Except for fees payable to Chase
          --------------------------
Securities Inc. pursuant to engagement letters dated December 7, 1999 and February 21, 2000, copies of which have been provided to NetIQ, MCS has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     2.12 Employee Benefit Plans.
          ----------------------

          (a) All employee compensation, incentive, fringe or benefit plans, programs, policies, commitments, agreements or other arrangements (whether or not set forth in a written document and including, without limitation, all "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) covering any active or former employee, director or consultant of MCS ("MCS Employee" which shall for this purpose mean an employee of MCS or an Affiliate (as defined below)), any subsidiary of MCS or any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with MCS within the meaning of Section 414 of the Code (an "Affiliate"), or with respect to which MCS has or, to its knowledge, may in the future have liability, are listed in Section 2.12(a) of the MCS Schedules (the "MCS Plans"). MCS has provided or will make available to
NetIQ: (i) correct and complete copies of all documents embodying each MCS Plan including (without limitation) all amendments thereto, all related trust documents, and all material written agreements and contracts relating to each such MCS Plan; (ii) the most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each MCS Plan; (iii) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each MCS Plan; (iv) all IRS determination, opinion, notification and advisory letters;
(v) all material correspondence to or from any governmental agency relating to any MCS Plan; (vi) all forms and related notices required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"); (vii) the most recent discrimination tests for each MCS Plan; (viii) the most recent actuarial valuations, if any, prepared for each MCS Plan; (ix) if the MCS Plan is funded, the most recent annual and periodic accounting of the MCS Plan assets; and (x) all communication to MCS Employees relating to any MCS Plan and any proposed MCS Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules, or other events which would result in any material liability to MCS or any Affiliate.

          (b) Each MCS Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (foreign or domestic), including but not limited to ERISA and the Code, which are applicable to such MCS Plans. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of MCS Plan activities) has been brought, or to the knowledge of MCS, is threatened, against or with respect to any such MCS Plan. There are no audits, inquiries or proceedings pending or, to the knowledge of MCS, threatened by the Internal Revenue Service (the "IRS") or Department of Labor (the "DOL") with respect to any MCS Plans. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the MCS Plans have been timely made or accrued. Any MCS Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code (i) has either obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, and (ii) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation. To the knowledge of MCS, no condition or circumstance exists giving rise to a material likelihood that any such MCS Plan would not be treated as qualified by the IRS. MCS does not have any plan or commitment to establish any new MCS Plan, to modify any MCS Plan (except to the extent required by law or to conform any such MCS Plan to the requirements of any applicable law, in each case as previously disclosed to NetIQ in writing, or as required by the terms of any MCS Plan or this Agreement), or to enter into any new MCS Plan. Each MCS Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to NetIQ, MCS or any of its Affiliates (other than ordinary administration expenses).

          (c) Neither MCS, any of its subsidiaries, nor any of their Affiliates has at any time ever maintained, established, sponsored, participated in, or contributed to any plan subject to Title IV of ERISA or Section 412 of the Code and at no time has MCS contributed to or been requested to contribute to any "multiemployer plan," as such term is defined in ERISA. Neither MCS, any of its subsidiaries, nor any officer or director of MCS or any of its subsidiaries is subject to any material liability or penalty under Section 4975 through 4980B of the Code or Title I of ERISA. No "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code and Section 408 of ERISA, has occurred with respect to any MCS Plan which could subject MCS or its Affiliates to material liability.

          (d) None of the MCS Plans promises or provides retiree medical or other retiree welfare benefits to any person except as required by applicable law, and neither MCS nor any of its subsidiaries has represented, promised or contracted (whether in oral or written form) to provide such retiree benefits to any MCS Employee, former employee, director, consultant or other person, except to the extent required by statute.

          (e) Except as would not have a material effect, MCS is in compliance in all material respects with all applicable material foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours.

          (f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or MCS Employee or any of its subsidiaries under any MCS Plan or otherwise, (ii) materially increase any benefits otherwise payable under any MCS Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

          (g) Each MCS International Employee Plan (as defined below) has been established, maintained and administered in compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such MCS International Employee Plan. Furthermore, no MCS International Employee Plan has unfunded liabilities that, as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent MCS or NetIQ from terminating or amending any MCS International Employee Plan at any time for any reason. For purposes of this Section "MCS International Employee Plan" shall mean each MCS Plan that has been adopted or maintained by MCS or any of its subsidiaries, whether informally or formally, for the benefit of current or former employees of MCS or any of its subsidiaries outside the United States.

     2.13 Absence of Liens and Encumbrances. MCS and each of its subsidiaries
          ---------------------------------
has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used in its business, free and clear of any liens or encumbrances except as reflected in the MCS Financials and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which would not be material to MCS.

     2.14 Environmental Matters.
          ---------------------

          (a)  Hazardous Materials Activities.  Except as would not reasonably
               ------------------------------
be likely to result in a material liability to MCS (in any individual case or in the aggregate), (i) neither MCS nor any of its subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to pollutants, contaminants, wastes, any toxic, radioactive or otherwise hazardous materials ("Hazardous Materials") in violation of any law in effect on or before the Closing Date, and (ii) neither MCS nor any of its subsidiaries has disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively, "Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

          (b)  Environmental Liabilities.  No action, proceeding, revocation
               -------------------------
proceeding, amendment procedure, writ, injunction or claim is pending, or to MCS's knowledge, threatened concerning any MCS Permit relating to any environmental matter, Hazardous Material or any Hazardous Materials Activity of MCS or any of its subsidiaries. MCS is not aware of any fact or circumstance which could involve MCS or any of its subsidiaries in any environmental litigation or impose upon MCS or any of its subsidiaries any environmental liability.

     2.15 Labor Matters. (i) There are no controversies pending or, to the
          -------------
knowledge of each of MCS and its respective subsidiaries, threatened, between MCS or any of its subsidiaries and any of their respective employees; (ii) as of the date of this Agreement, neither MCS nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by MCS or its subsidiaries nor does MCS or its subsidiaries know of any activities or proceedings of any labor union to organize any such employees; and (iii) as of the date of this Agreement, neither MCS nor any of its subsidiaries has any knowledge of any strikes, slowdowns, work stoppages or lockouts, or threats thereof, by or with respect to any employees of MCS or any of its subsidiaries.

     2.16 Agreements, Contracts and Commitments. Neither Company nor any of its
          -------------------------------------
subsidiaries is a party to or is bound by:

          (a) any employment or consulting agreement, contract or commitment with any officer or director or higher level employee or member of MCS's Board of Directors, other than those that are terminable by MCS or any of its subsidiaries on no more than thirty (30) days' notice without liability or financial obligation to MCS;

          (b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

          (c) any agreement of indemnification or any guaranty other than any agreement of indemnification entered into in connection with the sale or license of software products in the ordinary course of business;

          (d) any agreement, contract or commitment containing any covenant limiting in any respect the right of MCS or any of its subsidiaries to engage in any line of business or to compete with any person or granting any exclusive distribution rights;

          (e) any agreement, contract or commitment currently in force relating to the disposition or acquisition by MCS or any of its subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which MCS has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than MCS's subsidiaries;

          (f) any dealer, distributor, joint marketing or development agreement currently in force under which MCS or any of its subsidiaries have continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of ninety (90) days or less, or any material agreement pursuant to which MCS or any of its subsidiaries have continuing material obligations to jointly develop any intellectual property that will not be owned, in whole or in part, by MCS or any of its subsidiaries and which may not be canceled without penalty upon notice of ninety
(90) days or less;

          (g) any agreement, contract or commitment currently in force to provide source code to any third party for any product or technology that is material to MCS and its subsidiaries taken as a whole;

          (h) any agreement, contract or commitment currently in force to license any third party to manufacture or reproduce any MCS product, service or technology or any agreement, contract or commitment currently in force to sell or distribute any MCS products, service or technology except agreements with distributors or sales representative in the normal course of business cancelable without penalty upon notice of ninety (90) days or less and substantially in the form previously provided to NetIQ;

          (i) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

          (j) any settlement agreement entered into within five (5) years prior to the date of this Agreement; or

          (k) any other agreement, contract or commitment that has a value of $2,000,000 or more individually, other than the transactions contemplated by the LOI.

     Neither MCS nor any of its subsidiaries, nor to MCS's knowledge any other party to a MCS Contract (as defined below), is in breach, violation or default under, and neither MCS nor any of its subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which MCS or any of its subsidiaries is a party or by which it is bound that are required to be disclosed in the MCS Schedules (any such agreement, contract or commitment, a "MCS Contract") in such a manner as would permit any other party to cancel or terminate any such MCS Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate).

     2.17 Statements; Proxy Statement/Prospectus. None of the information
          --------------------------------------
supplied or to be supplied by MCS for inclusion or incorporation by reference in (i) the Registration Statement (as defined in Section 2.4(b)) will at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading and (ii) the proxy statement/prospectus to be sent to the stockholders of MCS and stockholders of NetIQ in connection with the meeting of MCS's stockholders to consider the approval and adoption of this Agreement and the approval of the Merger (the "MCS Stockholders' Meeting") and in connection with the meeting of NetIQ's stockholders to consider the approval of the issuance of shares of NetIQ Common Stock pursuant to the terms of the Merger (the "NetIQ Stockholders' Meeting") (such proxy statement/prospectus as amended or supplemented is referred to herein as the "Proxy Statement") shall not, on the date the Proxy Statement is first mailed to MCS's stockholders and NetIQ's stockholders, at the time of the MCS Stockholders' Meeting or the NetIQ Stockholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the MCS Stockholders' Meeting or the NetIQ Stockholders' Meeting which has become false or misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time, any event relating to MCS or any of its affiliates, officers or directors should be discovered by MCS which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, MCS shall promptly inform NetIQ.

Notwithstanding the foregoing, MCS makes no representation or warranty with respect to any information supplied by NetIQ or Merger Sub which is contained in any of the foregoing documents.

     2.18 Board Approval.  The Board of Directors of MCS has, as of the date
          --------------
of this Agreement, (i) determined that the Merger is fair to, advisable and in the best interests of MCS and its stockholders, (ii) determined to recommend that the stockholders of MCS approve this Agreement and (iii) duly approved the Merger, this Agreement and the transactions contemplated hereby.

     2.19 State Takeover Statutes.  The Board of Directors of MCS has approved
          -----------------------
the Merger, this Agreement, the Stock Option Agreements, the NetIQ Voting Agreement and the transactions contemplated hereby and thereby, and such approval is sufficient to render inapplicable to the Merger, this Agreement, the Stock Option Agreements, the NetIQ Voting Agreement and the transactions contemplated hereby and thereby the provisions of Section 203 of Delaware Law to the extent, if any, such section is applicable to the Merger, this Agreement, the Stock Option Agreements, the NetIQ Voting Agreement and the transactions contemplated hereby and thereby. No other state takeover statute or similar statute or regulation applies to or purports to apply to the Merger, this Agreement, the Stock Option Agreements, the NetIQ Voting Agreement or the transactions contemplated hereby and thereby.

     2.20 Fairness Opinion.  MCS has received a written opinion from Chase
          ----------------
Securities Inc., dated as of the date hereof, to the effect that as of the date hereof, the Exchange Ratio is fair to MCS's stockholders from a financial point of view and has delivered to NetIQ a copy of such opinion.

                                  ARTICLE III
            REPRESENTATIONS AND WARRANTIES OF NETIQ AND MERGER SUB

     NetIQ and Merger Sub represent and warrant to MCS, subject to the exceptions specifically disclosed in the disclosure letter supplied by NetIQ to MCS (the "NetIQ Schedules"), as follows:

     3.1  Organization of NetIQ.
          ---------------------

          (a) NetIQ and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; has the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted and as proposed to be conducted; and is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect (as defined in Section 8.3) on NetIQ.

          (b) NetIQ has delivered to MCS a true and complete list of all of NetIQ's subsidiaries, indicating the jurisdiction of incorporation of each subsidiary and NetIQ's equity interest therein.

          (c) NetIQ has delivered or made available to MCS a true and correct copy of the Certificate of Incorporation and Bylaws of NetIQ and similar governing instruments of each of its material subsidiaries, each as amended to date, and each such instrument is in full force and effect. Neither NetIQ nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent governing instruments.

     3.2  NetIQ Capital Structure.  The authorized capital stock of NetIQ
          -----------------------
consists of 100,000,000 shares of Common Stock, par value $0.001 per share, of which 17,609,978 shares are issued and outstanding as of February 24, 2000 and 5,000,000 shares of Preferred Stock, par value $0.001 per share, of which no shares are issued or outstanding. The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, par value $0.001 per share, all of which, as of the date hereof, are issued and outstanding and are held by NetIQ. All outstanding shares of NetIQ Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of NetIQ or any agreement or document to which NetIQ is a party or by which it is bound. As of February 24, 2000, NetIQ had reserved an aggregate of 3,614,938 shares of NetIQ Common Stock, net of exercises, for issuance to employees, consultants and non-employee directors pursuant to NetIQ's 1995 Stock Plan (the "NetIQ Stock Option Plan"), under which options are outstanding for 2,638,531 shares and under which 976,407 shares are available for grant as of February 24, 2000. All shares of NetIQ Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. Section
3.2 of NetIQ Schedules lists each outstanding option to acquire shares of NetIQ Common Stock at February 24, 2000, the name of the holder of such option, the number of shares subject to such option, the exercise price of such option, the number of shares as to which such option will have vested at such date, the vesting schedule for such option and whether the exercisability of such option will be accelerated in any way by the transactions contemplated by this Agreement or for any other reason, and indicates the extent of acceleration, if any.

     3.3  Obligations With Respect to Capital Stock. Except as set forth in
          -----------------------------------------
Section 3.2, there are no equity securities, partnership interests or similar ownership interests of any class of NetIQ, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests issued, reserved for issuance or outstanding. Except for securities NetIQ owns, directly or indirectly through one or more subsidiaries, there are no equity securities, partnership interests or similar ownership interests of any class of any subsidiary of NetIQ, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests issued, reserved for issuance or outstanding. Except as set forth in Section 3.2, there are no options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which NetIQ or any of its subsidiaries is a party or by which it is bound obligating NetIQ or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock of NetIQ or any of its subsidiaries or obligating NetIQ or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, partnership interest or similar ownership interest, call, right, commitment or agreement. There are no registration rights and, to the knowledge of NetIQ there are no voting trusts, proxies or other agreements or understandings with respect to any equity security of any class of NetIQ or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries.

     3.4  Authority. (a) NetIQ has all requisite corporate power and authority
          ---------
to enter into this Agreement and the Stock Option Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and the execution and delivery of the Stock Option Agreements and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary corporate action on the part of NetIQ, subject only to the approval and adoption of this Agreement and the approval or the Merger by NetIQ's stockholders and the filing and recordation of the Certificate of Merger pursuant to Delaware Law. A vote of the holders of at least a majority of the outstanding shares of the NetIQ Common Stock is required for NetIQ's stockholders to approve and adopt this Agreement and approve the Merger. This Agreement and the Stock Option Agreements have been duly executed and delivered by NetIQ and, assuming the due authorization, execution and delivery by MCS and, if applicable, Merger Sub, constitute the valid and binding obligations of NetIQ, enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement and the Stock Option Agreements by NetIQ do not, and the performance of this Agreement and the Stock Option Agreements by NetIQ will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of NetIQ or the equivalent organizational documents of any of its subsidiaries, (ii) subject to obtaining the approval and adoption of this Agreement and the approval of the Merger by NetIQ's stockholders as contemplated in Section 5.2 and compliance with the requirements set forth in Section 3.4(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to NetIQ or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair NetIQ's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of NetIQ or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which NetIQ or any of its subsidiaries is a party or by which NetIQ or any of its subsidiaries or its or any of their respective properties are bound or affected, except to the extent such conflict, violation, breach, default, impairment or other effect could not, in the case of clause (ii) or (iii), individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on NetIQ.

          (b) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by or with respect to NetIQ in connection with the execution and delivery of this Agreement and the Stock Option Agreements or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of a Registration Statement with the SEC in accordance with the Securities Act, (ii) the filing of the Certificate of Merger with the Secretary of State of Delaware, (iii) the filing of the Proxy Statement with the SEC in accordance with the Exchange Act,
(iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the HSR Act and the laws of any foreign country and (v) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be material to NetIQ or MCS or have a material adverse effect on the ability of the parties to consummate the Merger.

     3.5  SEC Filings; NetIQ Financial Statements. (a) NetIQ has filed all
          ---------------------------------------
forms, reports and documents required to be filed with the SEC since July 30, 1999, and has made available to MCS such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that NetIQ may file subsequent to the date hereof) are referred to herein as the "NetIQ SEC Reports." As of their respective dates, the NetIQ SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such NetIQ SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of NetIQ's subsidiaries is required to file any forms, reports or other documents with the SEC.

          (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the NetIQ SEC Reports (the "NetIQ Financials"), including any NetIQ SEC Reports filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented the consolidated financial position of NetIQ and its subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount. The balance sheet of NetIQ contained in the NetIQ SEC Reports as of December 31, 1999 is hereinafter referred to as the "NetIQ Balance Sheet." Except as disclosed in the NetIQ Financials, neither NetIQ nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of NetIQ and its subsidiaries taken as a whole, except liabilities (i) provided for in the NetIQ Balance Sheet, or (ii) incurred since the date of the NetIQ Balance Sheet in the ordinary course of business consistent with past practices and immaterial in the aggregate.

          (c) NetIQ has heretofore furnished to MCS a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by NetIQ with the SEC pursuant to the Securities Act or the Exchange Act.

     3.6  Absence of Certain Changes or Events. Since the date of the NetIQ
          ------------------------------------
Balance Sheet, there has not been: (i) any Material Adverse Effect on NetIQ,
(ii) any material change by NetIQ in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (iii) any revaluation by NetIQ of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business.

     3.7  Taxes. (a) NetIQ and each of its subsidiaries have timely filed all
          -----
Returns relating to Taxes required to be filed by NetIQ and each of its subsidiaries with any Tax authority, except such Returns which are not material to NetIQ. NetIQ and each of its subsidiaries have paid all Taxes shown to be due on such Returns.

          (b) NetIQ and each of its subsidiaries as of the Effective Time will have withheld with respect to its employees all federal and state income taxes, Taxes pursuant to the Federal Insurance Contribution Act, Taxes pursuant to the Federal Unemployment Tax Act and other Taxes required to be withheld, except such Taxes which are not material to NetIQ.

          (c) Neither NetIQ nor any of its subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against NetIQ or any of its subsidiaries, nor has NetIQ or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

          (d) No audit or other examination of any Return of NetIQ or any of its subsidiaries by any Tax authority is presently in progress, nor has NetIQ or any of its subsidiaries been notified of any request for such an audit or other examination.

          (e) No adjustment relating to any Returns filed by NetIQ or any of its subsidiaries has been proposed in writing formally or informally by any Tax authority to NetIQ or any of its subsidiaries or any representative thereof.

          (f) Neither NetIQ nor any of its subsidiaries has any liability for any material unpaid Taxes which has not been accrued for or reserved on NetIQ Balance Sheet in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, which is material to NetIQ, other than any liability for unpaid Taxes that may have accrued since December 31, 1999 in connection with the operation of the business of NetIQ and its subsidiaries in the ordinary course.

          (g) There is no contract, agreement, plan or arrangement to which NetIQ or any of its subsidiaries is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of NetIQ or any of its subsidiaries that, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code. There is no contract, agreement, plan or arrangement to which NetIQ is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

          (h) Neither NetIQ nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by NetIQ or any of its subsidiaries.

          (i) Neither NetIQ nor any of its subsidiaries is party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement.

          (j) None of NetIQ's or its subsidiaries' assets are tax exempt use property within the meaning of Section 168(h) of the Code.

     3.8  NetIQ Intellectual Property. For the purposes of this Agreement, the
          ---------------------------
following terms have the following definitions:

     "NetIQ Intellectual Property" shall mean any Intellectual Property that is owned by, or exclusively licensed to, NetIQ.

     "NetIQ Registered Intellectual Property" means all of the Registered Intellectual Property owned by, or filed in the name of, NetIQ or any of its subsidiaries.

          (a) Section 3.8(a) of the NetIQ Schedules is a complete and accurate list of all NetIQ Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of NetIQ Registered Intellectual Property has been issued or registered.

          (b) No NetIQ Intellectual Property or product or service of NetIQ or any of its subsidiaries is subject to any proceeding or outstanding decree, order, judgment, contract, license, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by NetIQ or any of its subsidiaries, or which may affect the validity, use or enforceability of such NetIQ Intellectual Property.

          (c) NetIQ owns and has good and exclusive title to, or has license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted), each material item of NetIQ Intellectual Property or other Intellectual Property used by NetIQ free and clear of any lien or encumbrance (excluding licenses and related restrictions); and NetIQ is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the business of NetIQ and its subsidiaries, including the sale of any products or the provision of any services by NetIQ and its subsidiaries.

          (d) NetIQ owns exclusively, and has good title to, all copyrighted works that are NetIQ products or which NetIQ or any of its subsidiaries otherwise expressly purports to own.

          (e) To the extent that any material Intellectual Property has been developed or created by a third party for NetIQ or any of its subsidiaries, NetIQ has a written agreement with such third party with respect thereto and NetIQ thereby either (i) has obtained ownership of, and is the exclusive owner of, or (ii) has obtained a license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to all such third party's Intellectual Property in such work, material or invention by operation of law or by valid assignment, to the fullest extent it is legally possible to do so.

          (f) Neither NetIQ nor any of its subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was material NetIQ Intellectual Property, to any third party.

          (g) To the knowledge of NetIQ, the operation of the business of NetIQ and its subsidiaries as such business currently is conducted, including NetIQ's and its subsidiaries' design, development, manufacture, marketing and sale of the products or services of NetIQ and its subsidiaries (including products currently under development) has not, does not and will not infringe or misappropriate the Intellectual Property of any third party or, to its knowledge, constitute unfair competition or trade practices under the laws of any jurisdiction.

          (h) Neither NetIQ nor any of its subsidiaries has received notice from any third party that the operation of the business of NetIQ or any of its subsidiaries or any act, product or service of NetIQ or any of its subsidiaries, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

          (i) To the knowledge of NetIQ, no person has or is infringing or misappropriating any NetIQ Intellectual Property.

          (j) NetIQ and each of its subsidiaries has taken reasonable steps to protect NetIQ's and its subsidiaries' rights in NetIQ's confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to NetIQ or any of its subsidiaries, and, without limiting the foregoing, each of NetIQ and its subsidiaries has and enforces a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form provided to MCS and all current and former employees and contractors of NetIQ and any of its subsidiaries have executed such an agreement, except where the failure to do so is not reasonably expected to be material to NetIQ.

          (k) All of NetIQ's and its subsidiaries' products (including products currently under development) (i) are Year 2000 Compliant, (ii) will lose no functionality with respect to the introduction of records containing dates falling on or after January 1, 2000, and (iii) will be interoperable with other products used and distributed by MCS that may reasonably deliver records to NetIQ's or any of its subsidiaries' products or receive records from NetIQ's or any of its subsidiaries' products, or interact with NetIQ's or any of its subsidiaries' products. All of NetIQ's or its subsidiaries' Information Technology (as defined below) is Year 2000 Compliant, and will not cause an interruption in the ongoing operations of NetIQ's or any of its subsidiaries' business on or after January 1, 2000. For purposes of the foregoing, the term "Information Technology" shall mean and include all software, hardware, firmware, telecommunications systems, network systems, embedded systems and other systems, components and/or services (other than general utility services including gas, electric, telephone and postal) that are owned or used by NetIQ or any of its subsidiaries in the conduct of their business, or purchased by NetIQ or any of its subsidiaries from third-party suppliers.

     3.9  Compliance; Permits; Restrictions.
          ---------------------------------

          (a) Neither NetIQ nor any of its subsidiaries is, in any material respect, in conflict with, or in default or violation of (i) any law, rule, regulation, order, judgment or decree applicable to NetIQ or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which NetIQ or any of its subsidiaries is a party or by which NetIQ or any of its subsidiaries or its or any of their respective properties is bound or affected. To the knowledge of NetIQ, no investigation or review by any Governmental Entity is pending or threatened against NetIQ or its subsidiaries, nor has any Governmental Entity indicated an intention to conduct the same. There is no material agreement, judgment, injunction, order or decree binding upon NetIQ or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of NetIQ or any of its subsidiaries, any acquisition of material property by NetIQ or any of its subsidiaries or the conduct of business by NetIQ as currently conducted.

          (b) NetIQ and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities which are material to the operation of the business of NetIQ (collectively, the "NetIQ Permits"). NetIQ and its subsidiaries are in compliance in all material respects with the terms of the NetIQ Permits.

     3.10 Litigation.  As of the date of this Agreement, there is no action,
          ----------
suit, proceeding, claim, arbitration or investigation pending, or as to which NetIQ or any of its subsidiaries has received any notice of assertion nor, to NetIQ's knowledge, is there a threatened action, suit, proceeding, claim, arbitration or investigation against NetIQ or any of its subsidiaries which reasonably would be likely to be material to NetIQ, or which in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

     3.11 Brokers' and Finders' Fees.  Except for fees payable to Credit
          --------------------------
Suisse First Boston Corporation pursuant to an engagement letter dated February 1, 2000, a copy of which has been provided to MCS, NetIQ has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     3.12 Employee Benefit Plans.
          ----------------------

          (a) All employee compensation, incentive, fringe or benefit plans, programs, policies, commitments, agreements or other arrangements (whether or not set forth in a written document and including, without limitation, all "employee benefit plans" within the meaning of Section 3(3) of ERISA) covering any active or former employee, director or consultant of NetIQ ("NetIQ Employee" which shall for this purpose mean an employee of MCS or any Affiliate (as defined below)), any subsidiary of NetIQ or any trade or business (whether or not incorporated) which is an Affiliate, or with respect to which NetIQ has or, to its knowledge, may in the future have liability, are listed in Section 3.12(a) of the NetIQ Schedules (the "NetIQ Plans"). NetIQ has provided or will make available to MCS: (i) correct and complete copies of all documents embodying each NetIQ Plan including (without limitation) all amendments thereto, all related trust documents, and all material written agreements and contracts relating to each such NetIQ Plan; (ii) the most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each NetIQ Plan; (iii) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each NetIQ Plan; (iv) all IRS determination, opinion, notification and advisory letters; (v) all material correspondence to or from any governmental agency relating to any NetIQ Plan; (vi) all forms and related notices required by COBRA; (vii) the most recent discrimination tests for each NetIQ Plan; (viii) the most recent actuarial valuations, if any, prepared for each NetIQ Plan; (ix) if the NetIQ Plan is funded, the most recent annual and periodic accounting of the NetIQ Plan assets; and (x) all communication to NetIQ Employees relating to any NetIQ Plan and any proposed NetIQ Plan, in each case relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules, or other events which would result in any material liability to NetIQ or any Affiliate.

          (b) Each NetIQ Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (foreign or domestic), including but not limited to ERISA and the Code, which are applicable to such NetIQ Plans. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of NetIQ Plan activities) has been brought, or to the knowledge of NetIQ, is threatened, against or with respect to any such NetIQ Plan. There are no audits, inquiries or proceedings pending or, to the knowledge of NetIQ, threatened by the IRS or the DOL with respect to any NetIQ Plans. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the NetIQ Plans have been timely made or accrued. Any NetIQ Plan intended to be qualified under
Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code (i) has either obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, and (ii) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation. To the knowledge of NetIQ, no condition or circumstance exists giving rise to a material likelihood that any such NetIQ Plan would not be treated as qualified by the IRS. NetIQ does not have any plan or commitment to establish any new NetIQ Plan, to modify any NetIQ Plan (except to the extent required by law or to conform any such NetIQ Plan to the requirements of any applicable law, in each case as previously disclosed to MCS in writing, or as required by the terms of any NetIQ Plan or this Agreement), or to enter into any new NetIQ Plan. Each NetIQ Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to MCS, NetIQ or any of its Affiliates (other than ordinary administration expenses).

          (c) Neither NetIQ, any of its subsidiaries, nor any of their Affiliates has at any time ever maintained, established, sponsored, participated in, or contributed to any plan subject to Title IV of ERISA or Section 412 of the Code and at no time has NetIQ contributed to or been requested to contribute to any "multiemployer plan," as such term is defined in ERISA. Neither NetIQ, any of its subsidiaries, nor any officer or director of NetIQ or any of its subsidiaries is subject to any material liability or penalty under Section 4975 through 4980B of the Code or Title I of ERISA. No "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code and Section 408 of ERISA, has occurred with respect to any NetIQ Plan which could subject NetIQ or its Affiliates to material liability.

          (d) None of the NetIQ Plans promises or provides retiree medical or other retiree welfare benefits to any person except as required by applicable law, and neither NetIQ nor any of its subsidiaries has represented, promised or contracted (whether in oral or written form) to provide such retiree benefits to any NetIQ Employee, former employee, director, consultant or other person, except to the extent required by statute.

          (e) Except as would not have a material effect, NetIQ is in compliance in all material respects with all applicable material foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours.

          (f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or NetIQ Employee or any of its subsidiaries under any NetIQ Plan or otherwise, (ii) materially increase any benefits otherwise payable under any NetIQ Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

          (g) Each NetIQ International Employee Plan (as defined below) has been established, maintained and administered in compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such NetIQ International Employee Plan. Furthermore, no NetIQ International Employee Plan has unfunded liabilities that, as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent NetIQ or MCS from terminating or amending any International Employee Plan at any time for any reason. For purposes of this Section "NetIQ International Employee Plan" shall mean each NetIQ Plan that has been adopted or maintained by NetIQ or any of its subsidiaries, whether informally or formally, for the benefit of current or former employees of NetIQ or any of its subsidiaries outside the United States.

     3.13 Absence of Liens and Encumbrances.  NetIQ and each of its subsidiaries
          ---------------------------------
has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used in its business, free and clear of any liens or encumbrances except as reflected in the NetIQ Financials and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which would not be material to NetIQ.

     3.14 Environmental Matters.
          ---------------------

          (a)  Hazardous Materials Activities.  Except as would not reasonably
               ------------------------------
be likely to result in a material liability to NetIQ (in any individual case or in the aggregate), (i) neither NetIQ nor any of its subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, and (ii) neither NetIQ nor any of its subsidiaries has engaged in Hazardous Materials Activities in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

          (b)  Environmental Liabilities.  No action, proceeding, revocation
               -------------------------
proceeding, amendment procedure, writ, injunction or claim is pending, or to NetIQ's knowledge, threatened concerning any NetIQ Permit relating to any environmental matter, Hazardous Material or any Hazardous Materials Activity of NetIQ or any of its subsidiaries. NetIQ is not aware of any fact or circumstance which could involve NetIQ or any of its subsidiaries in any environmental litigation or impose upon NetIQ or any of its subsidiaries any environmental liability.

     3.15 Labor Matters.  (i) There are no controversies pending or, to the
          -------------
knowledge of each of NetIQ and its respective subsidiaries, threatened, between NetIQ or any of its subsidiaries and any of their respective employees; (ii) as of the date of this Agreement, neither NetIQ nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by NetIQ or its subsidiaries nor does NetIQ or its subsidiaries know of any activities or proceedings of any labor union to organize any such employees; and (iii) as of the date of this Agreement, neither NetIQ nor any of its subsidiaries has any knowledge of any strikes, slowdowns, work stoppages or lockouts, or threats thereof, by or with respect to any employees of NetIQ or any of its subsidiaries.

     3.16 Agreements, Contracts and Commitments.  Neither Company nor any of its
          -------------------------------------
subsidiaries is a party to or is bound
by:

          (a) any employment or consulting agreement, contract or commitment with any officer or director or higher level employee or member of NetIQ's Board of Directors, other than those that are terminable by NetIQ or any of its subsidiaries on no more than thirty (30) days' notice without liability or financial obligation to NetIQ;

          (b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

          (c) any agreement of indemnification or any guaranty other than any agreement of indemnification entered into in connection with the sale or license of software products in the ordinary course of business;

          (d) any agreement, contract or commitment containing any covenant limiting in any respect the right of NetIQ or any of its subsidiaries to engage in any line of business or to compete with any person or granting any exclusive distribution rights;

          (e) any agreement, contract or commitment currently in force relating to the disposition or acquisition by NetIQ or any of its subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which NetIQ has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than NetIQ's subsidiaries;

          (f) any dealer, distributor, joint marketing or development agreement currently in force under which NetIQ or any of its subsidiaries have continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of ninety (90) days or less, or any material agreement pursuant to which NetIQ or any of its subsidiaries have continuing material obligations to jointly develop any intellectual property that will not be owned, in whole or in part, by NetIQ or any of its subsidiaries and which may not be canceled without penalty upon notice of ninety (90) days or less;

          (g) any agreement, contract or commitment currently in force to provide source code to any third party for any product or technology that is material to NetIQ and its subsidiaries taken as a whole;

          (h) any agreement, contract or commitment currently in force to license any third party to manufacture or reproduce any NetIQ product, service or technology or any agreement, contract or commitment currently in force to sell or distribute any NetIQ products, service or technology except agreements with distributors or sales representative in the normal course of business cancelable without penalty upon notice of ninety (90) days or less and substantially in the form previously provided to MCS;

          (i) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

          (j) any settlement agreement entered into within five (5) years prior to the date of this Agreement; or

          (k) any other agreement, contract or commitment that has a value of $2,000,000 or more individually, other than in the event of an assignment of the LOI pursuant to Section 5.20, the transactions contemplated by the LOI.

     Neither NetIQ nor any of its subsidiaries, nor to NetIQ's knowledge any other party to a NetIQ Contract (as defined below), is in breach, violation or default under, and neither NetIQ nor any of its subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which NetIQ or any of its subsidiaries is a party or by which it is bound that are required to be disclosed in the NetIQ Schedules (any such agreement, contract or commitment, a "NetIQ Contract") in such a manner as would permit any other party to cancel or terminate any such NetIQ Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate).

     3.17 Statements; Proxy Statement/Prospectus.  None of the information
          --------------------------------------
supplied or to be supplied by NetIQ for inclusion or incorporation by reference in (i) the Registration Statement will at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading and (ii) the Proxy Statement shall not, on the date the Proxy

Statement is first mailed to NetIQ's stockholders and MCS's stockholders, at the time of the NetIQ Stockholders' Meeting or the MCS Stockholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the NetIQ Stockholders' Meeting or the MCS Stockholders' Meeting which has become false or misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time, any event relating to NetIQ or any of its affiliates, officers or directors should be discovered by NetIQ which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, NetIQ shall promptly inform MCS. Notwithstanding the foregoing, NetIQ makes no representation or warranty with respect to any information supplied by MCS which is contained in any of the foregoing documents.

     3.18 Board Approval.  The Board of Directors of NetIQ has, as of the date
          --------------
of this Agreement, (i) determined that the Merger is fair to and in the best interests of NetIQ and its stockholders, (ii) determined to recommend that the stockholders of NetIQ approve this Agreement and (iii) duly approved the Merger, this Agreement and the transactions contemplated hereby.

     3.19 State Takeover Statutes.  The Board of Directors of NetIQ has approved
          -----------------------
the Merger, this Agreement, the Stock Option Agreements, and the MCS Voting Agreement and the transactions contemplated hereby and thereby, and such approval is sufficient to render inapplicable to the Merger, this Agreement, the Stock Option Agreements, the MCS Voting Agreement and the transactions contemplated hereby and thereby the provisions of Section 203 of Delaware Law to the extent, if any, such section is applicable to the Merger, this Agreement, the Stock Option Agreements, the MCS Voting Agreement and the transactions contemplated hereby and thereby. No other state takeover statute or similar statute or regulation applies to or purports to apply to the Merger, this Agreement, the Stock Option Agreements, the MCS Voting Agreement or the transactions contemplated hereby and thereby.

     3.20 Fairness Opinion.  NetIQ has received a written opinion from Credit
          ----------------
Suisse First Boston Corporation, dated as of the date hereof, to the effect that as of the date hereof, the Exchange Ratio is fair to NetIQ's stockholders from a financial point of view and has delivered to MCS a copy of such opinion.

                                   ARTICLE IV
                      CONDUCT PRIOR TO THE EFFECTIVE TIME

     4.1  Conduct of Business.  During the period from the date of this
          -------------------
Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, MCS (which for the purposes of this Article IV shall include MCS and each of its subsidiaries) and NetIQ (which for the purposes of this Article IV shall include NetIQ and each of its subsidiaries) agree, except (i) in the case of MCS as provided in Article IV of the MCS Schedules and in the case of NetIQ as provided in Article IV of the NetIQ Schedules, or (ii) to the extent that the other party shall otherwise consent in writing, to carry on its business diligently and in accordance with good commercial practice and to carry on its business in the ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has business dealings. In furtherance of the foregoing and subject to applicable law, MCS and NetIQ agree to confer, as promptly as practicable, prior to taking any material actions or making any material management decisions with respect to the conduct of business. In addition, except (i) in the case of MCS as provided in Article IV of the MCS Schedules; (ii) in the case of NetIQ as provided in Article IV of the NetIQ Schedules; and (iii) in connection with the transactions contemplated by the LOI, without the prior written consent of the other, neither MCS nor NetIQ shall do any of the following, and neither MCS nor NetIQ shall permit its subsidiaries to do any of the following:

          (a) Except as required by law or pursuant to the terms of a MCS Plan or a NetIQ Plan, as the case may be, in effect as of the date hereof, waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant or director stock plans or authorize cash payments in exchange for any options granted under any of such plans;

          (b) Enter into any material partnership arrangements, joint development agreements or strategic alliances other than in the ordinary course of business consistent with past practice;

          (c) Grant any severance or termination pay to any officer or employee except pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing to the other, or adopt any new severance plan or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

          (d) Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the MCS Intellectual Property or the NetIQ Intellectual Property, as the case may be, or enter into grants to transfer or license to any person future patent rights, other than in the ordinary course of business or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

          (e) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

          (f) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of MCS or its subsidiaries, or NetIQ or its subsidiaries, as the case may be, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

          (g) Issue, deliver, sell, authorize, pledge or otherwise encumber or propose any of the foregoing with respect to any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than (i) the issuance, delivery and/or sale of shares of MCS Common Stock or NetIQ Common Stock, as the case may be, pursuant to the exercise of stock options therefor outstanding as of the date of this Agreement, (ii) the granting of options to purchase shares of MCS Common Stock or NetIQ Common Stock, as the case may be, to be granted at fair market value in the ordinary course of business, consistent with past practice and in accordance with existing stock option plans in an amount not to exceed options to purchase 500,000 shares in the aggregate, (iii) shares of MCS Common Stock or NetIQ Common Stock, as the case may be, issuable upon the exercise of the options referred to in clause (ii), and (iv) shares of MCS Common Stock or NetIQ Common Stock, as the case may be, issuable to participants in NetIQ's 1999 Employee Stock Purchase Plan (the "NetIQ ESPP") or the MCS ESPP consistent with the terms thereof;

          (h) Cause, permit or propose any amendments to any charter document or Bylaw (or similar governing instruments of any subsidiaries);

          (i) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of MCS or NetIQ, as the case may be, or enter into any joint ventures, strategic partnerships or alliances, other than in the ordinary course of business consistent with past practice;

          (j) Adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization;

          (k) Sell, lease, license, encumber or otherwise dispose of any properties or assets except sales of inventory in the ordinary course of business consistent with past practice, except for the sale, lease or disposition (other than through licensing) of property or assets which are not material, individually or in the aggregate, to the business of MCS or NetIQ, as the case may be;

          (l) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of MCS or NetIQ, as the case may be, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than (i) in connection with the financing of ordinary course trade payables consistent with past practice or (ii) pursuant to existing credit facilities in the ordinary course of business;

          (m) Adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will"), pay any special bonus or special remuneration to any director or employee other than in the ordinary course of business consistent with past practice, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants;

          (n) Make any individual or series of related payments outside of the ordinary course of business in excess of $1,000,000;

          (o) Except in the ordinary course of business consistent with past practice, modify, amend or terminate any material contract or agreement to which MCS or any of its subsidiaries or NetIQ or any of its subsidiaries, as the case may be, is a party or waive, delay the exercise of, release or assign any material rights or claims thereunder;

          (p) Enter into or materially modify any contracts, agreements or obligations relating to the distribution, sale, license or marketing by third parties of MCS's or NetIQ's products, as the case may be, or products licensed by MCS or NetIQ, as the case may be;

          (q) Revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

          (r) Incur or enter into any agreement or commitment, other than any agreement with a customer entered into in the ordinary course of business consistent with past practice, in excess of $1,000,000 individually;

          (s) Engage in any action that could reasonably be expected to cause the Merger to fail to qualify as a "reorganization" under Section 368(a) of the Code, whether or not otherwise permitted by the provisions of this Article IV;

          (t) Make any tax election or settle or compromise any material tax liability;

          (u) Hire any employee with an annual compensation level in excess of $125,000;

          (v) Pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business;

          (w)  Make any grant of exclusive rights to any third party; or

          (x) Agree in writing or otherwise to take any of the actions described in Section 4.1 (a) through (w) above.

                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

     5.1  Proxy Statement/Prospectus; Registration Statement; Other Filings.
          -----------------------------------------------------------------

          (a) As promptly as practicable after the execution of this Agreement, MCS and NetIQ will prepare and file with the SEC the Proxy Statement, and NetIQ will prepare and file with the SEC the Registration Statement in which the Proxy Statement will be included as a prospectus. Each of MCS and NetIQ will respond to any comments of the SEC, will use its respective best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and will cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time. As promptly as practicable after the date of this Agreement, MCS and NetIQ will prepare and file any other filings required under the Exchange Act, the Securities Act or any other Federal, foreign or Blue Sky laws relating to the Merger and the transactions contemplated by this Agreement (the "Other Filings"). Each party will notify the other promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Proxy Statement or any Other Filing or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement, the Merger or any Other Filing. The Proxy Statement, the Registration Statement and the Other Filings will comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Registration Statement or any Other Filing, MCS or NetIQ, as the case may be, will promptly inform the other party of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of MCS or stockholders of NetIQ, such amendment or supplement.

          (b) Subject to Sections 5.2(c) and 5.2(d), the Proxy Statement will also include the recommendations of (i) the Board of Directors of MCS in favor of adoption and approval of this Agreement and the Merger, and (ii) the Board of Directors of NetIQ in favor of the issuance of shares of NetIQ Common Stock in the Merger and in favor of adoption and approval of this Agreement and the Merger.

     5.2  Meetings of Stockholders.
          ------------------------

          (a) Promptly after the date hereof, MCS will take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to convene the MCS Stockholders' Meeting to be held as promptly as practicable, for the purpose of voting upon this Agreement. MCS will consult with NetIQ and use its commercially reasonable efforts to hold the MCS Stockholders' Meeting on the same day as the NetIQ Stockholders' Meeting. Promptly after the date hereof, NetIQ will take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to convene the NetIQ Stockholders' Meeting to be held as promptly as practicable for the purpose of voting upon the issuance of shares of NetIQ Common Stock by virtue of the Merger. NetIQ will consult with MCS and will use its commercially reasonable efforts to hold the NetIQ Stockholders' Meeting on the same day as the MCS Stockholders' Meeting. Subject to Sections 5.2(c) and 5.2(d), NetIQ and MCS will each use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action necessary or advisable to secure the vote or consent of their respective stockholders or stockholders required by the rules of the National Association of Securities Dealers, Inc. or Delaware Law and all other applicable legal requirements to obtain such approvals.

          (b) Subject to Sections 5.2(c) and 5.2(d): (i) the Board of Directors of MCS shall unanimously recommend that MCS's stockholders vote in favor of and adopt and approve this Agreement and the Merger at the MCS Stockholders' Meeting, and the Board of Directors of NetIQ shall unanimously recommend that NetIQ's stockholders vote in favor of and adopt and approve this Agreement and the Merger at the NetIQ Stockholders' Meeting; (ii) the Proxy Statement shall include a statement to the effect that the Board of Directors of MCS has unanimously recommended that MCS's stockholders vote in favor of and adopt and approve this Agreement and the Merger at the MCS Stockholders' Meeting, and a statement to the effect that the Board of Directors of NetIQ has unanimously recommended that NetIQ's stockholders vote in favor of and adopt and approve this Agreement and the Merger at the NetIQ Stockholders' Meeting; and (iii) neither the Board of Directors of MCS, the Board of Directors of NetIQ, nor any committee of either shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to the other party, the unanimous recommendation of the Board of Directors of MCS or the Board of Directors of NetIQ that MCS's stockholders or NetIQ's stockholders, as the case may be, vote in favor of and adopt and approve this Agreement and approve the Merger. For purposes of this Agreement, said recommendation of the Board of Directors shall be deemed to have been modified in a manner adverse to the other party if said recommendation shall no longer be unanimous.

          (c) Nothing in this Agreement shall prevent the Board of Directors of MCS from withholding, withdrawing, amending or modifying its unanimous recommendation in favor of the Merger if (i) a MCS Superior Offer (as defined below) is made to MCS and is not withdrawn, (ii) neither MCS nor any of its representatives shall have violated any of the restrictions set forth in Section 5.4(a), and (iii) the Board of Directors of MCS concludes in good faith, after consultation with its outside counsel, that, in light of such MCS Superior Offer, the withholding, withdrawal, amendment or modification of such recommendation is required in order for the Board of Directors of MCS to comply with its fiduciary obligations to MCS's stockholders under applicable law. Nothing contained in this Section 5.2 shall limit MCS's obligation to hold and convene the MCS Stockholders' Meeting (regardless of whether the unanimous recommendation of the Board of Directors of MCS shall have been withdrawn, amended or modified). For purposes of this Agreement, "MCS Superior Offer" shall mean an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions: (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving MCS, pursuant to which the stockholders of MCS immediately preceding such transaction hold less than 50% of the equity interest in the surviving or resulting entity of such transaction; (ii) a sale or other disposition by MCS of assets (excluding inventory and used equipment sold in the ordinary course of business) representing in excess of 50% of the fair market value of MCS's business immediately prior to such sale, or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by MCS), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of the MCS, in each case on terms that the Board of Directors of MCS determines, in its reasonable judgment (after consultation with its financial advisor) to be more favorable to the MCS stockholders from a financial point of view than the terms of the Merger; provided, however, that any such offer shall not be deemed to be a "MCS Superior Offer" if any financing required to consummate the transaction contemplated by such offer is not committed and is not likely in the judgment of MCS's Board of Directors to be obtained by such third party on a timely basis.

          (d) Nothing in this Agreement shall prevent the Board of Directors of NetIQ from withholding, withdrawing, amending or modifying its unanimous recommendation in favor of the Merger if (i) a NetIQ Superior Offer (as defined below) is made to NetIQ and is not withdrawn, (ii) neither NetIQ nor any of its representatives shall have violated any of the restrictions set forth in Section 5.4(b), and (iii) the Board of Directors of NetIQ concludes in good faith, after consultation with its outside counsel, that, in light of such NetIQ Superior Offer, the withholding, withdrawal, amendment or modification of such recommendation is required in order for the Board of Directors of NetIQ to comply with its fiduciary obligations to NetIQ's stockholders under applicable law. Nothing contained in this Section 5.2 shall limit NetIQ's obligation to hold and convene the NetIQ Stockholders' Meeting (regardless of whether the unanimous recommendation of the Board of Directors of NetIQ shall have been withdrawn, amended or modified). For purposes of this Agreement, "NetIQ Superior Offer" shall mean an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions: (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving NetIQ, pursuant to which the stockholders of NetIQ immediately preceding such transaction hold less than 50% of the equity interest in the surviving or resulting entity of such transaction; (ii) a sale or other disposition by NetIQ of assets (excluding inventory and used equipment sold in the ordinary course of business) representing in excess of 50% of the fair market value of NetIQ's business immediately prior to such sale, or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by NetIQ), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of the NetIQ, in each case on terms that the Board of Directors of NetIQ determines, in its reasonable judgment (after consultation with its financial advisor) to be more favorable to the NetIQ stockholders from a financial point of view than the terms of the Merger; provided, however, that any such offer shall not be deemed to be a "NetIQ
--------  -------
Superior Offer" if any financing required to consummate the transaction contemplated by such offer is not committed and is not likely in the judgment of NetIQ's Board of Directors to be obtained by such third party on a timely basis.

     5.3  Access to Information; Confidentiality.
          --------------------------------------

          (a) Each party will afford the other party and its accountants, counsel and other representatives reasonable access during normal business hours to the properties, books, records and personnel of the other party during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of such party, as the other party may reasonably request. No information or knowledge obtained in any investigation pursuant to this Section 5.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

          (b) The parties acknowledge that MCS and NetIQ have previously executed a Confidentiality Agreement, dated February 4, 2000 (the
"Confidentiality Agreement"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

     5.4  No Solicitation.
          ---------------

          (a)  Restrictions on MCS.
               -------------------

               (i) From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VII, MCS and its subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly (i) solicit, initiate, encourage or induce the making, submission or announcement of any MCS Acquisition Proposal (as defined below),
(ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any MCS Acquisition Proposal, (iii) engage in discussions with any person with respect to any MCS Acquisition Proposal, except as to the existence of these provisions, (iv) subject to Section 5.2(c), approve, endorse or recommend any MCS Acquisition Proposal or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any MCS Acquisition Transaction (as defined below); provided, however, until
                --------  -------
the date on which this Agreement is approved by the required vote of the MCS stockholders, this Section 5.4(a) shall not prohibit MCS from furnishing nonpublic information regarding MCS and its subsidiaries to, entering into a confidentiality agreement with or entering into discussions with, any person or group in response to a MCS Superior Offer submitted by such person or group (and not withdrawn) if (1) neither MCS nor any representative of MCS and its subsidiaries shall have violated any of the restrictions set forth in this
Section 5.4(a), (2) the Board of Directors of MCS concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for the Board of Directors of MCS to comply with its fiduciary obligations to MCS's stockholders under applicable law, (3) (x) at least three (3) days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such person or group, MCS gives NetIQ written notice of the identity of such person or group and of MCS's intention to furnish nonpublic information to, or enter into discussions or negotiations with, such person or group and (y) MCS receives from such person or group an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such person or group by or on behalf of MCS and containing terms no less favorable to the disclosing party than the terms of the Confidentiality Agreement, and (4) contemporaneously with furnishing any such nonpublic information to such person or group, MCS furnishes such nonpublic information to NetIQ (to the extent such nonpublic information has not been previously furnished by MCS to NetIQ). MCS and its subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any MCS Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer or director of MCS or any of its subsidiaries or any investment banker, attorney or other advisor or representative of MCS or any of its subsidiaries shall be deemed to be a breach of this Section 5.4(a) by MCS. In addition to the foregoing, MCS shall (i) provide NetIQ with at least forty-eight (48) hours prior notice (or such lesser prior notice as provided to the members of MCS's Board of Directors but in no event less than eight hours) of any meeting of MCS's Board of Directors at which MCS's Board of Directors is reasonably expected to consider a MCS Superior Offer and (ii) provide NetIQ with at least three (3) business days prior written notice of a meeting of MCS's Board of Directors at which MCS's Board of Directors is reasonably expected to recommend a MCS Superior Offer to its stockholders and together with such notice a copy of the definitive documentation relating to such MCS Superior Offer.

          (ii) For purposes of this Agreement, "MCS Acquisition Proposal" shall mean any offer or proposal (other than an offer or proposal by NetIQ) relating to any MCS Acquisition Transaction. For the purposes of this Agreement, "MCS Acquisition Transaction" shall mean any transaction or series of related transactions other than the transactions contemplated by this Agreement involving: (A) any acquisition or purchase from MCS by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 5% interest in the total outstanding voting securities of MCS or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 5% or more of the total outstanding voting securities of MCS or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving MCS pursuant to which the stockholders of MCS immediately preceding such transaction hold less than 95% of the equity interests in the surviving or resulting entity of such transaction; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 5% of the assets of MCS; or (C) any liquidation or dissolution of MCS.

               (iii) In addition to the obligations of MCS set forth in paragraph (i) of this Section 5.4(a), MCS as promptly as practicable, and in any event within twenty-four (24) hours, shall advise NetIQ orally and in writing of any request received by MCS for non-public information which MCS reasonably believes would lead to a MCS Acquisition Proposal or of any MCS Acquisition Proposal, the material terms and conditions of such request, MCS Acquisition Proposal or inquiry, and the identity of the person or group making any such request, MCS Acquisition Proposal or inquiry. MCS will keep NetIQ informed in all material respects of the status and details (including material amendments or proposed amendments) of any such request, MCS Acquisition Proposal or inquiry.

          (b)  Restrictions on NetIQ.
               ---------------------

               (i) From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VII, NetIQ and its subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly (i) solicit, initiate, encourage or induce the making, submission or announcement of any NetIQ Acquisition Proposal (as defined below),
(ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any NetIQ Acquisition Proposal, (iii) engage in discussions with any person with respect to any NetIQ Acquisition Proposal, except as to the existence of these provisions, (iv) subject to Section 5.2(d), approve, endorse or recommend any NetIQ Acquisition Proposal or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any NetIQ Acquisition Transaction (as defined below); provided, however, until the date on which this
                                --------  -------
Agreement is approved by the required vote of the NetIQ stockholders, this
Section 5.4(b) shall not prohibit NetIQ from furnishing nonpublic information regarding NetIQ and its subsidiaries to, entering into a confidentiality agreement with or entering into discussions with, any person or group in response to a NetIQ Superior Offer submitted by such person or group (and not withdrawn) if (1) neither NetIQ nor any representative of NetIQ and its subsidiaries shall have violated any of the restrictions set forth in this
Section 5.4(b), (2) the Board of Directors of NetIQ concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for the Board of Directors of NetIQ to comply with its fiduciary obligations to NetIQ's stockholders under applicable law, (3) (x) at least three
(3) days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such person or group, NetIQ gives MCS written notice of the identity of such person or group and of NetIQ's intention to furnish nonpublic information to, or enter into discussions or negotiations with, such person or group and (y) NetIQ receives from such person or group an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such person or group by or on behalf of NetIQ and containing terms no less favorable to the disclosing party than the terms of the Confidentiality Agreement, and (4) contemporaneously with furnishing any such nonpublic information to such person or group,

NetIQ furnishes such nonpublic information to MCS (to the extent such nonpublic information has not been previously furnished by NetIQ to MCS). NetIQ and its subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any NetIQ Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer or director of NetIQ or any of its subsidiaries or any investment banker, attorney or other advisor or representative of NetIQ or any of its subsidiaries shall be deemed to be a breach of this Section 5.4(b) by NetIQ. In addition to the foregoing, NetIQ shall (i) provide MCS with at least forty-eight
(48) hours prior notice (or such lesser prior notice as provided to the members of NetIQ's Board of Directors but in no event less than eight hours) of any meeting of NetIQ's Board of Directors at which NetIQ's Board of Directors is reasonably expected to consider a NetIQ Superior Offer and (ii) provide MCS with at least three (3) business days prior written notice of a meeting of NetIQ's Board of Directors at which NetIQ's Board of Directors is reasonably expected to recommend a NetIQ Superior Offer to its stockholders and together with such notice a copy of the definitive documentation relating to such NetIQ Superior Offer.

               (ii) For purposes of this Agreement, "NetIQ Acquisition Proposal" shall mean any offer or proposal (other than an offer or proposal by MCS) relating to any NetIQ Acquisition Transaction. For the purposes of this Agreement, "NetIQ Acquisition Transaction" shall mean any transaction or series of related transactions other than the transactions contemplated by this Agreement involving: (A) any acquisition or purchase from NetIQ by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 5% interest in the total outstanding voting securities of NetIQ or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 5% or more of the total outstanding voting securities of NetIQ or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving NetIQ pursuant to which the stockholders of NetIQ immediately preceding such transaction hold less than 95% of the equity interests in the surviving or resulting entity of such transaction; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 5% of the assets of NetIQ; or
(C) any liquidation or dissolution of NetIQ.

               (iii) In addition to the obligations of NetIQ set forth in paragraph (i) of this Section 5.4(b), NetIQ as promptly as practicable, and in any event within twenty-four (24) hours, shall advise MCS orally and in writing of any request received by NetIQ for non-public information which NetIQ reasonably believes would lead to a NetIQ Acquisition Proposal or of any NetIQ Acquisition Proposal, the material terms and conditions of such request, NetIQ Acquisition Proposal or inquiry, and the identity of the person or group making any such request, NetIQ Acquisition Proposal or inquiry. NetIQ will keep MCS informed in all material respects of the status and details (including material amendments or proposed amendments) of any such request, NetIQ Acquisition Proposal or inquiry.

     5.5  Public Disclosure.  NetIQ and MCS will consult with each other and
          -----------------
agree before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement, a MCS Acquisition Proposal or a NetIQ Acquisition Proposal and will not issue any such press release or make any such public statement prior to such agreement, except as may be required by law or any listing agreement with a national securities exchange or Nasdaq, in which case reasonable efforts to consult with the other party will be made prior to such release or public statement; provided, however, that no such consultation
                                  --------  -------
or agreement shall be required if, prior to the date of such release or public statement, either party shall have withheld, withdrawn, amended or modified its unanimous recommendation in favor of the Merger.

     5.6  Legal Requirements.  Each of NetIQ, Merger Sub and MCS will take all
          ------------------
reasonable actions necessary or desirable to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement (including furnishing all information required in connection with approvals of or filings with any Governmental Entity, and prompt resolution of any litigation prompted hereby) and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon any of them or their respective subsidiaries in connection with the consummation of the transactions contemplated by this Agreement. NetIQ will use its commercially reasonable efforts to take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of NetIQ Common Stock pursuant hereto. MCS will use its commercially reasonable efforts to assist NetIQ as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of NetIQ Common Stock pursuant hereto.

     5.7  Third Party Consents.  As soon as practicable following the date
          --------------------
hereof, NetIQ and MCS will each use its commercially reasonable efforts to obtain all material consents, waivers and approvals under any of its or its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

     5.8  FIRPTA.  At or prior to the Closing, MCS, if requested by NetIQ,
          ------
shall deliver to the IRS a notice that the MCS Common Stock is not a "U.S. Real Property Interest" as defined and in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2).

     5.9  Notification of Certain Matters.  NetIQ and Merger Sub will give
          -------------------------------
prompt notice to MCS, and MCS will give prompt notice to NetIQ, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause
(a) any representation or warranty contained in this Agreement to be untrue or inaccurate at any time from the date of this Agreement to the Effective Time, such that the conditions set forth in Section 6.2(a) or 6.3(a), as the case may be, would not be satisfied as a result thereof, or (b) any material failure of NetIQ and Merger Sub or MCS, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     5.10 Commercially Reasonable Efforts and Further Assurances.  Subject to
          ------------------------------------------------------
the respective rights and obligations of NetIQ and MCS under this Agreement, each of the parties to this Agreement will use its commercially reasonable efforts to effectuate the Merger and the other transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, will execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

     5.11 Stock Options; Employee Stock Purchase Plans.
          --------------------------------------------

          (a)  Stock Options.  At the Effective Time, each outstanding option to
               -------------
purchase shares of MCS Common Stock (each, a "MCS Stock Option") under the MCS Stock Option Plans, whether or not vested, shall by virtue of the Merger be assumed by NetIQ. NetIQ shall take all corporate action necessary to reserve for issuance a sufficient number of shares of NetIQ Common Stock for issuance upon exercise of all MCS Stock Options assumed in accordance with this Section
5.11. Each MCS Stock Option so assumed by NetIQ under this Agreement will continue to have, and be subject to, the same terms and conditions of such options immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions), except that (i) each MCS Stock Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of NetIQ Common Stock equal to the product of the number of shares of MCS Common Stock that were issuable upon exercise of such MCS Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of NetIQ Common Stock and (ii) the per share exercise price for the shares of NetIQ Common Stock issuable upon exercise of such assumed MCS Stock Option will be equal to the quotient determined by dividing the exercise price per share of MCS Common Stock at which such MCS Stock Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent.

          (b)  ESPP. NetIQ agrees that from and after the Effective Time, MCS
               ----
employees may participate in the NetIQ ESPP, subject to the terms and conditions of the NetIQ ESPP.

     5.12 Form S-8.  NetIQ agrees to file a registration statement on Form S-8
          --------
for the shares of NetIQ Common Stock issuable with respect to assumed MCS Stock Options as soon as is reasonably practicable after the Effective Time.

     5.13 Service Credit.  Service of MCS Employees, as credited under the MCS
          --------------
Plans, prior to the Effective Time shall be credited against all service and waiting period requirements under NetIQ's comparable employee benefit plans.

     5.14 Indemnification.
          ---------------

          (a) From and after the Effective Time, the Surviving Corporation will fulfill and honor in all respects the obligations of MCS pursuant to any indemnification agreements between MCS and its directors and officers existing prior to the date hereof. The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain the provisions with respect to indemnification and elimination of liability for monetary damages set forth in the Certificate of Incorporation and Bylaws of MCS, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, at the Effective Time, were directors, officers, employees or agents of MCS, unless such modification is required by law.

          (b) For a period of six years after the Effective Time, NetIQ will cause the Surviving Corporation to use its commercially reasonable efforts to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by MCS's directors' and officers' liability insurance policy on terms comparable to those applicable to the then current directors and officers of NetIQ; provided, however, that in no
                                                  --------  -------
event will NetIQ or the Surviving Corporation be required to expend in excess of $500,000 in an annual premium for such coverage (or such coverage as is available for such annual premium).

          (c) This Section 5.13 will survive any termination of this Agreement and the consummation of the Merger at the Effective Time and will be binding on all successors and assigns of the Surviving Corporation.

     5.15 Tax-Free Reorganization.  NetIQ and MCS will each use its commercially
          -----------------------
reasonable efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368 of the Code. NetIQ and MCS will each make available to the other party and their respective legal counsel copies of all returns requested by the other party.

     5.16 Nasdaq Listing.  NetIQ agrees to authorize for listing on Nasdaq the
          --------------
shares of NetIQ Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, upon official notice of issuance.

     5.17 Action by Boards of Directors.  Prior to the Effective Time, the board
          -----------------------------
of directors of each of NetIQ and MCS shall comply as applicable with the provisions of the SEC's no-action letter dated January 12, 1999 addressed to Skadden, Arps, Slate, Meagher and Flom LLP relating to Rule 16b of the Exchange Act.

     5.18 MCS Affiliate Agreement.  Set forth on the MCS Schedules is a list of
          -----------------------
those persons who may be deemed to be, in MCS's reasonable judgment, affiliates of MCS within the meaning of Rule 145 promulgated under the Securities Act (an "MCS Affiliate"). MCS will provide NetIQ with such information and documents as NetIQ reasonably requests for purposes of reviewing such list. MCS will use its best efforts to deliver or cause to be delivered to NetIQ as promptly as practicable on or following the date hereof from each MCS Affiliate an executed affiliate agreement in substantially the form attached hereto as Exhibit E (the
                                                                 ---------
"MCS Affiliate Agreement"), each of which will be in full force and effect as of the Effective Time. NetIQ will be entitled to place appropriate legends on the certificates evidencing any NetIQ Common Stock to be received by a MCS Affiliate pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the NetIQ Common Stock, consistent with the terms of the MCS Affiliate Agreement.

     5.19 Regulatory Filings; Reasonable Efforts.  As soon as may be reasonably
          --------------------------------------
practicable, MCS and NetIQ each shall file with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the parties. MCS and NetIQ each shall promptly (a) supply the other with any information which may be required in order to effectuate such filings and (b) supply any additional information which reasonably may be required by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and which the parties may reasonably deem appropriate.

     5.20 Rights Under the LOI.  MCS shall proceed to conclude definitive
          --------------------
agreements embodying the terms of the LOI, provided that NetIQ shall approve (which approval shall not be unreasonably withheld) the form of such definitive agreements. In addition, MCS will not enter into any material amendments or waivers of the LOI or such definitive agreements without NetIQ's prior written consent. If NetIQ and MCS determine, for tax planning or other reasons, that an assignment to NetIQ of MCS's rights under the LOI or the definitive agreements is appropriate, the parties shall effect such an assignment. If, after such an assignment, NetIQ does not execute a Merger Agreement (as defined in the LOI) by March 15, 2000 or if this Agreement shall be terminated pursuant to Article VII, the assignment of MCS'' rights under the LOI shall be terminated and such rights shall revert to MCS.

                                   ARTICLE VI
                            CONDITIONS TO THE MERGER

     6.1  Conditions to Obligations of Each Party to Effect the Merger.  The
          ------------------------------------------------------------
respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a)  Stockholder Approval.  This Agreement shall have been approved
               --------------------
and adopted, and the Merger shall have been duly approved, by the requisite vote under applicable law by the stockholders of MCS, and the issuance of shares of NetIQ Common Stock by virtue of the Merger shall have been duly approved by the requisite vote under the rules of the National Association of Securities Dealers, Inc. by the stockholders of NetIQ.

          (b)  Registration Statement Effective; Proxy Statement.  The SEC shall
               -------------------------------------------------
have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement shall have been initiated or threatened in writing by the SEC.

          (c)  No Order; HSR Act.  No Governmental Entity shall have enacted,
               -----------------
issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early.

          (d)  Tax Opinions.  NetIQ and MCS shall each have received
               ------------
substantially identical written opinions from their counsel, Wilson Sonsini Goodrich & Rosati, Professional Corporation, and Davis Polk & Wardwell, respectively, in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of
Section 368(a) of the Code, and such opinions shall not have been withdrawn. The parties to this Agreement agree to make reasonable representations as requested by such counsel for the purpose of rendering such opinions.

          (e)  Nasdaq Listing.  The shares of NetIQ Common Stock issuable to
               --------------
stockholders of MCS pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on Nasdaq upon official notice of issuance.

     6.2  Additional Conditions to Obligations of MCS.  The obligation of MCS
          -------------------------------------------
to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by MCS:

          (a)  Representations and Warranties.  The representations and
               ------------------------------
warranties of NetIQ and Merger Sub contained in this Agreement shall have been true and correct in all material respects as of the date of this Agreement, except where the failure to be so true and correct would not, in the aggregate, have a Material Adverse Effect on NetIQ. In addition, the representations and warranties of NetIQ and Merger Sub contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same force and effect as if made on and as of the Effective Time, except in such cases (other than the representations in Sections 3.2 and 3.3) where the failure to be so true and correct would not, in the aggregate, have a Material Adverse Effect on NetIQ. MCS shall have received a certificate with respect to the foregoing signed on behalf of NetIQ by the Chief Executive Officer and the Chief Financial Officer of NetIQ; and

          (b)  Agreements and Covenants.  NetIQ and Merger Sub shall have
               ------------------------
performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and MCS shall have received a certificate to such effect signed on behalf of NetIQ by the Chief Executive Officer and the Chief Financial Officer of NetIQ.

     6.3  Additional Conditions to the Obligations of NetIQ and Merger Sub. The
          ----------------------------------------------------------------
obligations of NetIQ and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by
NetIQ:

          (a)  Representations and Warranties.  The representations and
               ------------------------------
warranties of MCS contained in this Agreement shall have been true and correct in all material respects as of the date of this Agreement, except where the failure to be so true and correct would not, in the aggregate, have a Material Adverse Effect on MCS. In addition, the representations and warranties of MCS contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same force and effect as if made on and as of the Effective Time, except in such cases (other than the representations in Sections 2.2 and 2.3)where the failure to be so true and correct would not, in the aggregate, have a Material Adverse Effect on MCS. NetIQ shall have received a certificate with respect to the foregoing signed on behalf of MCS by the President and the Chief Financial Officer of MCS; and

          (b)  Agreements and Covenants.  MCS shall have performed or complied
               ------------------------
in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and the NetIQ shall have received a certificate to such effect signed on behalf of MCS by the President and the Chief Financial Officer of MCS.

                                  ARTICLE VII
                       TERMINATION, AMENDMENT AND WAIVER

     7.1  Termination.  This Agreement may be terminated at any time prior to
          -----------
the Effective Time of the Merger, whether before or after approval of the Merger by the stockholders of MCS or the approval of the issuance of NetIQ Common Stock in connection with the Merger by the stockholders of NetIQ:

          (a) by mutual written consent duly authorized by the Boards of Directors of NetIQ and MCS;

          (b) by either MCS or NetIQ if the Merger shall not have been consummated by July 31, 2000; provided, however, that the right to terminate
                              --------  -------
this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

          (c) by either MCS or NetIQ if a governmental entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree or ruling is final and nonappealable;

          (d) by either MCS or NetIQ if the required approvals of the stockholders of MCS or the stockholders of NetIQ contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote upon a vote taken at a meeting of stockholders duly convened therefor or at any adjournment thereof; provided, however, that the right to terminate this
                         --------  -------
Agreement under this Section 7.1(d) shall not be available to any party where the failure to obtain stockholder approval of such party shall have been caused by the action or failure to act of such party in breach of this Agreement;

          (e) by MCS, upon a breach of any representation, warranty, covenant or agreement on the part of NetIQ set forth in this Agreement, or if any representation or warranty of NetIQ shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in
                                      --------
NetIQ's representations and warranties or breach by NetIQ is curable by NetIQ through the exercise of its commercially reasonable efforts, then MCS may not terminate this Agreement under this Section 7.1(e) for thirty (30) days after delivery of written notice from MCS to NetIQ of such breach, provided NetIQ continues to exercise commercially reasonable efforts to cure such breach (it being understood that MCS may not terminate this Agreement pursuant to this paragraph (e) if such breach by NetIQ is cured during such thirty (30)-day period);

          (f) by NetIQ, upon a breach of any representation, warranty, covenant or agreement on the part of MCS set forth in this Agreement, or if any representation or warranty of MCS shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in MCS's
                                   --------
representations and warranties or breach by MCS is curable by MCS through the exercise of its commercially reasonable efforts, then NetIQ may not terminate this Agreement under this Section 7.1(f) for thirty (30) days after delivery of written notice from NetIQ to MCS of such breach, provided MCS continues to exercise commercially reasonable efforts to cure such breach (it being understood that NetIQ may not terminate this Agreement pursuant to this paragraph (f) if such breach by MCS is cured during such thirty (30)-day period);

          (g) by MCS if a MCS Triggering Event (as defined below) shall have occurred; or

          (h) by NetIQ if a NetIQ Triggering Event (as defined below) shall have occurred.

     For the purposes of this Agreement, a "MCS Triggering Event" shall be deemed to have occurred if: (i) the Board of Directors of NetIQ or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to MCS its unanimous recommendation in favor of, the adoption and approval of the Agreement or the approval of the Merger; (ii) NetIQ shall have failed to include in the Proxy Statement the unanimous recommendation of the Board of Directors of NetIQ in favor of the adoption and approval of the Agreement and the approval of the Merger; (iii) Board of Directors of NetIQ fails to reaffirm its unanimous recommendation in favor of the adoption and approval of the Agreement and the approval of the Merger within ten (10) business days after MCS requests in writing that such recommendation be reaffirmed at any time following the announcement of an Acquisition Proposal;
(iv) the Board of Directors of NetIQ or any committee thereof shall have approved or recommended any NetIQ Acquisition Proposal; (v) NetIQ shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any NetIQ Acquisition Proposal; (vi) a tender or exchange offer relating to securities of NetIQ shall have been commenced by a person unaffiliated with MCS and NetIQ shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after such tender or exchange offer is first published sent or given, a statement disclosing that NetIQ recommends rejection of such tender or exchange offer; or (vii) NetIQ shall have breached the provisions of Section 5.4(b) of this Agreement.

     For the purposes of this Agreement, a "NetIQ Triggering Event" shall be deemed to have occurred if: (i) the Board of Directors of MCS or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to NetIQ its unanimous recommendation in favor of, the adoption and approval of the Agreement or the approval of the Merger; (ii) MCS shall have failed to include in the Proxy Statement the unanimous recommendation of the Board of Directors of MCS in favor of the adoption and approval of the Agreement and the approval of the Merger; (iii) Board of Directors of MCS fails to reaffirm its unanimous recommendation in favor of the adoption and approval of the Agreement and the approval of the Merger within ten (10) business days after NetIQ requests in writing that such recommendation be reaffirmed at any time following the announcement of an Acquisition Proposal; (iv) the Board of Directors of MCS or any committee thereof shall have approved or recommended any MCS Acquisition Proposal; (v) MCS shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any MCS Acquisition Proposal; (vi) a tender or exchange offer relating to securities of MCS shall have been commenced by a person unaffiliated with NetIQ and MCS shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after such tender or exchange offer is first published sent or given, a statement disclosing that MCS recommends rejection of such tender or exchange offer; or (vii) MCS shall have breached the provisions of Section 5.4(a) of this Agreement.

     7.2  Notice of Termination; Effect of Termination.  Any termination of this
          --------------------------------------------
Agreement under Section 7.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 7.2, Section 7.3 and Article 8 (General Provisions), each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement.

     7.3  Fees and Expenses.
          -----------------

          (a)  General.  Except as set forth in this Section 7.3, all fees and
               -------
expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that NetIQ and MCS shall
                                  --------  -------
share equally all fees and expenses, other than attorneys' and accountants' fees and expenses, incurred (i) in relation to the printing and filing of the Proxy Statement (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto or (ii) for the pre-merger notification and report forms under the HSR Act.

          (b)  MCS Payments.
               ------------

               (i) MCS shall pay to NetIQ in immediately available funds, within two (2) business days after demand by NetIQ, an amount equal to $53,000,000 (the "MCS Termination Fee") if this Agreement is terminated by NetIQ pursuant to Section 7.1(h).

               (ii) MCS shall pay NetIQ in immediately available funds, within two (2) business days after demand by NetIQ, an amount equal to the MCS Termination Fee, if this Agreement is terminated by NetIQ or MCS, as applicable, pursuant to Section 7.1(b) or Section 7.1(d) as a result of MCS's failure to obtain the required approvals of the stockholders of MCS and any of the following shall occur:

                      (1) if following the date hereof and prior to the termination of this Agreement, a third party has publicly announced a MCS Acquisition Proposal and within twelve (12) months following the termination of this Agreement a MCS Acquisition (as defined below) is consummated; or

                      (2) if following the date hereof and prior to the termination of this Agreement, a third party has announced a MCS Acquisition Proposal and within twelve (12) months following the termination of this Agreement MCS enters into an agreement or letter of intent providing for a MCS Acquisition.

               (iii)  MCS acknowledges that the agreements contained in this
Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, NetIQ would not enter into this Agreement; accordingly, if MCS fails to pay in a timely manner the amounts due pursuant to this Section 7.3(b) and, in order to obtain such payment, NetIQ makes a claim that results in a judgment against MCS for the amounts set forth in this Section 7.3(b), MCS shall pay to NetIQ its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(b) at the prime rate of The Chase Manhattan Bank in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.3(b) shall not be in lieu of damages incurred in the event of breach of this Agreement. For the purposes of this Agreement, "MCS Acquisition" shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving MCS pursuant to which the stockholders of MCS immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction, (ii) a sale or other disposition by MCS of assets representing in excess of 50% of the aggregate fair market value of MCS's business immediately prior to such sale or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by MCS), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of MCS.

          (c)  NetIQ Payments.
               --------------

               (i) NetIQ shall pay to MCS in immediately available funds, within two (2) business days after demand by MCS, an amount equal to $53,000,000 (the "NetIQ Termination Fee") if this Agreement is terminated by MCS pursuant to
Section 7.1(g).

               (ii) NetIQ shall pay MCS in immediately available funds, within two (2) business days after demand by MCS, an amount equal to the NetIQ Termination Fee, if this Agreement is terminated by MCS or NetIQ, as applicable, pursuant to Section 7.1(b) or Section 7.1(d) as a result of NetIQ's failure to obtain the required approvals of the stockholders of NetIQ and any of the following shall occur:

                      (1) if following the date hereof and prior to the termination of this Agreement, a third party has publicly announced a NetIQ Acquisition Proposal and within twelve (12) months following the termination of this Agreement a NetIQ Acquisition (as defined below) is consummated; or

                      (2) if following the date hereof and prior to the termination of this Agreement, a third party has announced a NetIQ Acquisition Proposal and within twelve (12) months following the termination of this Agreement NetIQ enters into an agreement or letter of intent providing for a NetIQ Acquisition.

               (iii)  NetIQ acknowledges that the agreements contained in this
Section 7.3(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, MCS would not enter into this Agreement; accordingly, if NetIQ fails to pay in a timely manner the amounts due pursuant to this Section 7.3(c) and, in order to obtain such payment, MCS makes a claim that results in a judgment against NetIQ for the amounts set forth in this Section 7.3(c), NetIQ shall pay to MCS its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(c) at the prime rate of The Chase Manhattan Bank in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.3(c) shall not be in lieu of damages incurred in the event of breach of this Agreement. For the purposes of this Agreement, "NetIQ Acquisition" shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving NetIQ pursuant to which the stockholders of NetIQ immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction, (ii) a sale or other disposition by NetIQ of assets representing in excess of 50% of the aggregate fair market value of NetIQ's business immediately prior to such sale or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by NetIQ), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of NetIQ.

     7.4  Amendment.  Subject to applicable law, this Agreement may be amended
          ---------
by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

     7.5  Extension; Waiver.  At any time prior to the Effective Time any party
          -----------------
hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

     8.1  Non-Survival of Representations and Warranties.  The representations
          ----------------------------------------------
and warranties of MCS, NetIQ and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

     8.2  Notices.  All notices and other communications hereunder shall be in
          -------
writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via facsimile (receipt confirmed) to the parties at the following addresses or facsimile numbers (or at such other address or facsimile numbers for a party as shall be specified by like notice):

          (a)  if to NetIQ or Merger Sub, to:

               NetIQ Corp.
               5410 Betsy Ross Drive
               Santa Clara, California 95054
               Attention:  Chief Executive Officer
               Fax No.: (408) 330-0959

               with copies to:

               Wilson Sonsini Goodrich & Rosati, Professional Corporation 650 Page Mill Road
               Palo Alto, California 94304-1050
               Attention: Larry W. Sonsini, Esq.
                          Thomas C. DeFilipps, Esq.
               Fax No.:   (650) 493-6811

               and to:

               Wilson Sonsini Goodrich & Rosati, Professional Corporation Spear Street Tower
               One Market
               San Francisco, California 94105
               Attention: Steve L. Camahort, Esq.
               Fax No.:   (415) 947-2099

          (b)  if to MCS, to:

               Mission Critical Software Inc.
               13939 Northwest Freeway
               Houston, Texas 77040
               Attention: Chief Financial Officer
               Fax No.:   (713) 548-1829

               with a copy to:

               Davis Polk & Wardwell
               1600 El Camino Real
               Menlo Park, California 94025
               Attention: William M. Kelly, Esq.
               Fax No.:   (650) 752-2111

     8.3  Interpretation; Knowledge.
          -------------------------

          (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

          (b) For purposes of this Agreement, the term "knowledge" means, with respect to any matter in question, that the executive officers of MCS or NetIQ, as the case may be, have actual knowledge of such matter.

          (c) For purposes of this Agreement, the term "Material Adverse Effect" when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect that is materially adverse to the business, assets (including intangible assets), capitalization, financial condition or results of operations of such entity and its subsidiaries taken as a whole; provided, however, that in no event shall (A) a decrease in such
         --------  -------
entity's stock price or the failure to meet or exceed Wall Street research analysts' or such entity's internal earnings or other estimates or projections in and of itself constitute a Material Adverse Effect or (B) any change, event, violation, inaccuracy, circumstance or effect that results from (x) the public announcement or pendency of the transactions contemplated hereby, (y) changes affecting the software industry generally or (z) changes affecting the United States economy generally, constitute a Material Adverse Effect.

     8.4  Counterparts.  This Agreement may be executed in one or more
          ------------
counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     8.5  Entire Agreement.  This Agreement and the documents and instruments
          ----------------
and other agreements among the parties hereto as contemplated by or referred to herein, including the MCS Schedules and the NetIQ Schedules (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as set forth herein.

     8.6  Severability.  In the event that any provision of this Agreement or
          ------------
thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     8.7  Other Remedies; Specific Performance.  Except as otherwise provided
          ------------------------------------
herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     8.8  Governing Law.  This Agreement shall be governed by and construed in
          -------------
accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

     8.9  Rules of Construction.  The parties hereto agree that they have been
          ---------------------
represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     8.10 Assignment.  No party may assign either this Agreement or any of its
          ----------
rights, interests, or obligations hereunder without the prior written approval of the of the parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     8.11 WAIVER OF JURY TRIAL.  EACH OF NEPTUNE, MERCURY AND MERGER SUB HEREBY
          --------------------
IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF NEPTUNE, MERCURY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

     IN WITNESS WHEREOF, NetIQ, Merger Sub and MCS have caused this Agreement to be executed by their duly authorized respective officers, as of the date first written above.
                                   NETIQ CORP.

                                   By: /s/ Ching-Fa Hwang
                                       -----------------------------------------

                                       Name: Ching-Fa Hwang
                                             -----------------------------------

                                       Title: President and CEO
                                              ----------------------------------



                                   MISSION CRITICAL SOFTWARE INC.

                                   By: /s/ Michael S. Bennett
                                       -----------------------------------------

                                       Name: Michael S. Bennett
                                             -----------------------------------

                                       Title: Chairman/CEO
                                              ----------------------------------

                                   PLANET ACQUISITION CORP.

                                   By:__________________________________________

                                       Name:____________________________________

                                       Title:___________________________________


                       ****REORGANIZATION AGREEMENT****